EXHIBIT 10.1

EXECUTION VERSION

***CONFIDENTIAL TREATMENT REQUESTED*** Note: The portions hereof for which confidential treatment are being requested are denoted with “***”

FOURTH AMENDMENT TO AMENDED AND RESTATED

REVENUE SHARING AND NOTE PURCHASE AGREEMENT

AND AMENDMENT TO SECURITY AGREEMENT AND WARRANT

This FOURTH AMENDMENT AND CONSENT TO AMENDED AND RESTATED REVENUE SHARING AND NOTE PURCHASE AGREEMENT (this “Fourth Amendment”) is dated as of August 19, 2016 among Inventergy Global, Inc., a Delaware corporation (“Parent”), Inventergy, Inc. (“Owner”, and, collectively, the “Company”), DBD Credit Funding, LLC as collateral agent (the “Collateral Agent”), and the Revenue Participants and Note Purchasers (collectively, the “Purchasers”) thereto, and amends that certain Amended and Restated Revenue Sharing and Note Purchase Agreement between the Company, the Collateral Agent and the Purchasers originally dated as of October 1, 2014 and amended and restated as of February 25, 2015, and further amended as of October 30, 2015, as of November 30, 2015 and as of March 1, 2016 (such Agreement, as amended hereby and as may be further amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”). Capitalized terms used and not otherwise defined in this Fourth Amendment shall have the meanings specified in the Agreement or, as applicable, the Subscription Agreement (as defined in the Agreement).

WHEREAS, the Company has requested (i) that no amortization payments shall be due and payable until the last Business Day of September 2016, (ii) that the Liquidity maintenance requirement of not less than One Million Dollars ($1,000,000) be waived through September 30, 2016, and (iii) that the Company be permitted to use up to $250,000 of Monetization Revenues to make certain payments as specified herein; and

WHEREAS, the Purchasers are prepared to agree to the Company’s requests, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows, effective as of the date first above written, subject to the satisfaction of the conditions set forth below:

Section 1. Amendments to Agreement. The Agreement shall be amended as follows:

1.01.         Amortization. Section 2.2.4.3 of the Agreement shall be amended and restated as follows:

“2.2.4.3 Amortization. Commencing on the last Business Day of September, 2016, the Company shall make monthly amortization payments on the Notes in an amount, as of the date of such payment, equal to (x) the then outstanding principal amount divided by (y) the number of months left until the Maturity Date. The amount of the monthly amortization payment shall be calculated by the Company, and provided to the Collateral Agent for review, initially prior to the first such payment and recalculated following any optional or mandatory prepayment”.

1.02.         Adjusted Waterfall. Section 2.9 shall be amended and restated as follows:1

“2.9    Proceeds of Patent Monetization. Notwithstanding any other provision of this Agreement, including, without limitation, Section 2.2.4.4 and Section 2.3 which are superseded by this Section 2.9 , in the event of a sale or license whether exclusive or non exclusive, of all or a portion of the Patents or any other transaction that gives rise to Monetization Revenues (each a “Patent Realization Event”) the proceeds of any such transaction, as and when received by the Company, shall be applied as follows:

i)         100% of the Patent Realization Event Net Proceeds from any such transaction shall be applied to the Note Obligations (which shall include any principal, interest, termination fees, legal fees or other expenses of the Collateral Agent in connection with such transaction) until paid in full.

ii) Following the payment in full of the Note Obligations, 75% of the remaining Patent Realization Event Net Proceeds shall be applied to the Revenue Stream until the amount applied to the Revenue Stream pursuant to this clause (ii) totals $5 million.

iii)      Following the application of $5 million to the Revenue Stream pursuant to clause (ii), 50% of the remaining Patent Realization Event Net Proceeds shall be applied to the Revenue Stream until the amount applied to the Revenue Stream pursuant to this clause (iii) totals, (x) if paid in full on or before September 30, 2016, $3,500,000, (y) if not paid in full on or before September 30, 2016 but paid in full on or before December 31, 2016, $4,500,000, and (z) if not paid in full on or before December 31, 2016, $6,284,538;

1 Modifications are shown through underlining. In addition, deleted cap on amounts received from *** pre April 2016 as moot.

provided, that notwithstanding the foregoing clauses (ii) and (iii), in the event of an acceleration of the Revenue Stream, 100% of the Patent Realization Event Net Proceeds shall be applied to the Revenue Stream until the Purchasers have received $11,284,538 on account of the Revenue Stream.

For the avoidance of doubt, proceeds of any Disposition of any Patents, or of any equity interest in Owner, shall constitute Monetization Revenues and shall be distributed in accordance with this Section 2.9. Prior to the occurrence of an Event of Default, the Company may also elect to satisfy the Note Obligations and Revenue Stream from sources other than Patent Realization Event Net Proceeds and may also accelerate the payments provided for above so that greater percentages of the Patent Realization Event Net Proceeds are applied to satisfy the Revenue Stream. For the sake of clarity, and consistent with clauses (i) and (ii) above, the Revenue Stream can be fully satisfied and the Company’s obligations with respect to the Revenue Stream fully discharged if, prior to an Event of Default, either (i) on or before September 30, 2016, the Note Obligations have been fully paid and the Purchasers have received $8,500,000 on account of the Revenue Stream, or (ii) on or before December 31, 2016, the Note Obligations have been fully paid and the Purchasers have received $9,500,000 on account of the Revenue Stream, or (iii) thereafter, the Note Obligations have been fully paid and the Purchasers have received $11,284,538 on account of the Revenue Stream.

For purposes of this Section 2.9, the “Patent Realization Event Net Proceeds” of a transaction, shall mean the greater of (A) the total gross Monetization Revenues of such transaction, less the following (i) any brokers’ commissions that have been approved, in advance, by the Collateral Agent, (ii) the Company’s reasonable documented legal fees and expenses directly related to such transaction; provided, for the avoidance of doubt, that no legal fees or expenses incurred prior to December 1, 2015 shall be deducted from such gross proceeds, less (iii) solely in the case of a Patent Sale of the Panasonic and Huawei Patents, Contractual Obligations of the Company to certain third parties as detailed below and (B) 60% of the total gross Monetization Revenues of such transaction. Specifically, in the case of Panasonic patents, such third party Contractual Obligations consist of 20% of gross transaction proceeds owed to Panasonic, 2% of “*** Net Monetization Revenues” owed to *** (with such term defined in the agreement between the Company and ***), and 4% of “*** Net Monetization Revenues”, up to a pre-determined limit, owed to *** (with such term defined in the engagement letter between the Company and ***). In the case of Huawei patents, such third party Contractual Obligations consist of 20% of “Huawei Net Monetization Revenues” owed to Huawei (with such term defined in the Patent Purchase Agreement between the Company and Huawei), 10% of gross transaction proceeds, up to a pre-determined limit, owed to ***, 2% of “*** Net Monetization Revenues” owed to *** (with such term defined in the agreement between the Company and ***), and 4% of “*** Net Monetization Revenues”, up to a pre-determined limit, owed to *** (with such term defined in the engagement letter between the Company and ***).

By way of illustration, assuming (i) that the gross proceeds of a sale of some or all of the Panasonic Patents totals $50,000,000, (ii) that the broker’s commission is owed pursuant to the ***, (iii) that the Note Obligations (including expenses of the Collateral Agent) total $10,906,465 as of such date, which consist of $10,052,500 of principal outstanding and $853,965 of termination fees (PIK interest has been excluded for this example only), (iv) that the legal fees and disbursements of the Company in connection with such transaction totals $100,000, (v) that allowable deductible expenses for purposes of calculating third party Contractual Obligations under the Company’s agreements with third parties are $2,000,000 in all cases, and (vi) that clause (iii)(z) above applies, the proceeds of such sale shall be distributed as follows:

$50,000,000 would generate a commission due to *** under the *** of (0.1 x $1,000,000) + (0.075 x $4,000,000) + (0.05 x $45,000,000) = $2,650,000.

Patent Realization Event Net Proceeds would be calculated as:

The greater of:

(A)

Gross Proceeds	$50,000,000
Less *** fees	$(2,650,000)
Less Company legal fees	$(100,000)

(Note: Contractual Obligations to *** if  this was a Huawei/Nokia sale would be 10% of gross transaction proceeds up to a total of approx.. ***based on previously deferred legal billings))

Less Contractual Obligation to Panasonic	$(10,000,000)
Less Contractual Obligation to ***	$(960,000)
(Or to *** if this was a Huawei/Nokia sale)
Less Contractual Obligation to ***	$(336,600)
Net Proceeds	$35,953,400

and

(B) $30,000,000 (60% of $50,000,000)

Patent Realization Event Net Proceeds equals $35,953,400.

i) $10,906,465 is applied to the Note Obligations, leaving $25,046,935 of Patent Realization Event Net Proceeds;

ii) Of the next $6,666,667 in Patent Realization Event Net Proceeds, $5,000,000 is applied to the Revenue Stream and $1,666,667 to the Company, leaving $18,380,268 in remaining Patent Realization Event Net Proceeds;

iii) Of the remaining $18,380,268, $6,284,538 is applied to the Revenue Stream, leaving $12,095,730, which will be paid to the Company.

The result of the foregoing distribution of $50,000,000, after payment of $2,750,000 in transaction expenses, is a total of $22,191,003 being paid to the Purchasers, $13,762,397 being paid to the Company, and $11,296,600 being paid to satisfy third party Contractual Obligations.”

1.03.         Minimum Liquidity. Section 6.10 of the Agreement shall be amended and restated as follows:

“6.10 Minimum Liquidity. The Company shall maintain not less than (x) One Million Dollars ($1,000,000) in unrestricted cash and Cash Equivalents (“Liquidity”) from the Closing Date through November 1, 2015, (y) Two Hundred Thousand Dollars ($200,000) in Liquidity from March 1, 2016 through June 30, 2016, and (z) One Million Dollars ($1,000,000) in Liquidity from and after September 30, 2016, in each case not including amounts on deposit in the Cash Collateral Account except to the extent the Company is entitled to such amounts and shall provide weekly certifications demonstrating the Company’s Liquidity. Commencing September 30, 2016, such certifications demonstrating the Company’s Liquidity shall be provided by 5:00 p.m. PST on each Friday (or, if Friday is a bank holiday, on the immediately preceding day that is not a bank holiday), shall show Liquidity on that day and shall be accompanied by evidence satisfactory to the Collateral Agent.”

1.01.         Events of Default

(i)          Section 7.1.1 shall be amended and restated as follows:

“7.1.1 Payment. The Company shall fail to make any payment due hereunder when such payment is due and payable.”

(ii)         Section 7.1.2 shall be amended and restated as follows:

“7.1.2 Other Covenants. The Company shall (x) fail to perform or observe any of the covenants or agreements contained in Section 6.2, Section 6.6, Section 6.10, 6.14(b), 6.15, 6.16 or 6.17 or (y) fail to perform or observe any of the covenants or agreements in Article VI or elsewhere in this Agreement or in any other Document (other than those covenants or agreements specified in clause (x) above) and, solely to the extent that such failure occurs and is cured prior to September 30, 2016, such failure continues for thirty days after the earlier of (i) written notice to the Company by the Collateral Agent or any Purchaser of such failure or (ii) knowledge of the Company of such failure; provided, for the avoidance of doubt, that no cure period applies to any covenants or agreements specified in clause (x) above or to any failure of compliance on or after September 30, 2016, and provided further that no such cure period shall apply to breaches of any of Sections 6.7 through Section 6.8, 6.9.2 or to Section 6.11 that either are intentional by the Company or where, in the reasonable judgment of the Majority Purchasers, a material delay in the exercise of remedies or the taking of curative action is reasonably likely to result in material harm to the value of the Patents or the success of the monetization efforts.”

1.02.         Acceleration. Section 7.2 of the Agreement shall be amended by:

(a)          replacing the phrase “If one or more Events of Default shall occur and be continuing” in the first two lines of such Section 7.2 with the phrase “If one or more Events of Default shall occur (and, if prior to September 30, 2016, are continuing)”; and

(b)          amending and restating Sections 7.2.1, 7.2.2, and 7.2.3 of the Agreement as follows:

“7.2.1 Specific Performance; Exercise of Rights. The Majority Purchasers (or the Collateral Agent, acting at the direction of the Majority Purchasers) may proceed to protect and enforce such party’s rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in any Document, or in aid of the exercise of any power granted in any Document, including directing the Company to take any action requested by the Majority Purchasers (or the Collateral Agent, acting at the direction of the Majority Purchasers) in any Monetization Activity regarding the Patents, including, without limitation, taking any action reasonably requested by the Collateral Agent in furtherance of any sale or license, exclusive or otherwise, of all or a portion of the Patents. Following and during the continuance of any Event of Default, the Company shall not (w) make any Disposition of any Patents or of any equity interests in Owner, (x) shall not commence any new litigation or take any other material action in furtherance of any Monetization Activities, (y) engage any broker or other professional in connection with any sale or other Disposition of any Patent or rights therein, or enter into any arrangements that provide any party with a right to payment based on the Company’s receipt of Monetization Revenues (including any contingency fee arrangements) or (z) grant any Lien or other rights with respect to any Patents, including, without limitation, non exclusive licensing arrangements, exclusive licensing arrangements or sales of Patents or interests therein, in each case, without the prior written consent of the Majority Purchasers, which consent may be granted or withheld in their sole discretion;

“7.2.2 Acceleration. The Majority Note Purchasers may, by notice in writing to the Company, declare the remaining unpaid amount of the then-outstanding Notes, together with accrued and unpaid interest thereon, to be immediately due and payable; provided that if a Bankruptcy Event of Default pursuant to Section 7.1.8 shall have occurred, such amounts shall automatically become immediately due and payable; and provided, that in such event, the Company shall immediately and unconditionally be obligated to pay, as liquidated damages with respect to the Revenue Stream, the maximum amount of the Revenue Stream in full, in cash, i.e., $11,284,538 less any amounts previously applied to the Revenue Stream;

“7.2.3           Standstill. Following the occurrence of an Event of Default, unless specifically consented to in writing by the Collateral Agent or the Majority Purchasers, the Company shall not enter into any new pledges, assignments, licenses, springing licenses, options, non-assertion agreements, earn-outs, monetization agreements, profit and revenue sharing arrangements, derivative interests, fee and recovery splitting agreements, registered user agreements, shop rights and covenants by the Company not to sue third persons with respect to any of the Patents; and”

1.03.         Annulment of Defaults. Section 7.3 of the Agreement shall be amended and restated as follows:

“7.3 Annulment of Defaults. Once an Event of Default has occurred, such Event of Default shall be deemed to exist and be continuing for all purposes of this Agreement unless and until the Majority Purchasers shall have waived such Event of Default in writing or entered into an amendment to this Agreement which by its express terms cures such Event of Default. For the avoidance of doubt, once an Event of Default has occurred, all of the rights and remedies of the Collateral Agent and the Purchasers arising on account of, and with respect to, such Event of Default shall be fully available and exercisable until the payment in full of all Obligations, regardless of any action by the Company to remedy the circumstances that gave rise to such Event of Default, and regardless of any subsequent action by the Company. No such action by the parties hereto shall prevent the occurrence of, or effect a waiver with respect to, any subsequent Event of Default or impair any rights of the parties hereto upon the occurrence thereof.”

1.04.         Definitions. The definition of Revenue Stream in Appendix I shall be amended and restated as follows:

“Revenue Stream” means a right to receive a portion of Monetization Revenues totaling (x) if paid in full prior to an acceleration of the Notes and/or Revenue Stream and on or before September 30, 2016, $8,500,000, (y) if paid in full prior to an acceleration of the Notes and/or Revenue Stream, and following September 30, 2016 and on or before December 31, 2016, $9,500,000, and (z) if paid in full following an acceleration of the Notes and/or Revenue Stream, or following December 31, 2016, up to $11,284,538; provided, that upon an acceleration, the Revenue Stream shall represent an absolute entitlement to receive $11,284,538 without regard to the existence of Monetization Revenues.”

Section 2. Amendments to Security Agreement.

2.01.         Section 7.1(b) of the Security Agreement is hereby amended by replacing the phrase “at least thirty (30) days” with “at least ten (10) days”

2.02.         Section 7.2(b) and (c) of the Security Agreement are amended and restated as follows:

“(b)     Second, to the payment of the Note Obligations;

(c)      Third, to the payment of the Revenue Stream; and”

Section 3. Amendment to the Warrant, dated as of February 27, 2015 (the “2015 Warrant”). The 2015 Warrant is amended as follows:

3.01.         Section 4(b) of the 2015 Warrant is amended and restated as follows:

(b) A Holder may exercise this Warrant by delivering to the Company, in accordance with Section 13, this Warrant, together with (i) an exercise notice, substantially in the form attached hereto as Appendix B (the “Exercise Notice”), appropriately completed and duly signed, and (ii) (A) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised pursuant to a Cash Exercise (as set forth in Section 4(c) below) or (B) by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as set forth in Section 4(d) below), and the date such items are received by the Company is an “Exercise Date.” Execution and delivery of an Exercise Notice in respect of less than all of the Warrant Shares issuable upon exercise of this Warrant shall result in the cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares. For clarity, the Holder may exercise any or all for the remaining portion of this Warrant notwithstanding that the Company has not returned a physical New Warrant certificate to the Holder, by delivering a further Exercise Notice and tendering payment of the Exercise Price (or Cashless Exercise notice) as aforesaid.

3.02.         Section 4(c) of the 2015 Warrant is amended and restated as follows:

(c) Cash Exercise. In the event the Holder has elected to pay the Exercise Price in cash, it shall pay the Exercise Price by certified bank check payable to the order of the Company or by wire transfer of immediately available funds in accordance with the Company’s instructions (a “Cash Exercise”).

3.03.         The first 5 lines of Section 4(d) of the 2015 Warrant are amended as follows:

(d)          Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Section 4. Acknowledgments. The Company hereby acknowledges, confirms and agrees that the obligations, liabilities and indebtedness of each of them to the Purchasers for the performance of the Company’s obligations under the Agreement and the other Documents, and for the payment of the Note Obligations and the Revenue Stream are unconditionally owing to the Purchasers without offset, defense or counterclaim of any kind, nature or description whatsoever, other than any limitations on the Purchasers’ recourse that are expressly provided for in the Agreement, and that, upon the occurrence of an Event of Default, the Collateral Agent and the Purchasers shall have the immediate entitlement to take any action with respect to the Collateral that is otherwise permissible under applicable law and consistent with the Documents. Each of the amendments to the Agreement (including the Fourth Amendment) and the 2016 Warrant shall be a “Document” for purposes of the Agreement.

Section 5. Advances from Collateral Account. The Company hereby authorizes and directs the Collateral Agent to release from the Collateral Account, from amounts that would otherwise be required to be applied to the Note Obligations, $250,000 for the following: (i) $20,000 to the Purchasers for the Restructuring Fee, (ii) $50,000 to *** to make payments under the *** Consulting Agreement, (iii) amounts sufficient to pay fees and expenses (including attorneys’ fees) (including, without limitation, reasonable fees and disbursements of Ropes & Gray LLP) incurred by the Collateral Agent in connection with the preparation, negotiation, execution and delivery of this Fourth Amendment or otherwise owing under the Agreement (which are anticipated to be approximately $30,000), and (iv) the balance of such amount (anticipated to be approximately $150,000) to be released to the Company for general corporate purposes. Such advances shall be made at the Collateral Agent’s discretion at any time and from time to time after the date hereof, shall be deemed made at the request of, and on behalf of, the Company, and shall not reduce the Company’s remaining obligations to the Purchasers hereunder.

Section 6. Effectiveness.

The effectiveness of this Fourth Amendment is subject to the conditions set forth below.

6.01.         The receipt by the Collateral Agent of the following: (i) fully executed copies of this Fourth Amendment, (ii) officer’s certificates from Authorized Officers of the Company and Parent certifying that the representations and warranties of the Company and Parent contained in the Agreement and in this Fourth Amendment are true and correct as of the date hereof in all material respects, and that there exists no Default or Event of Default, after giving effect to this Fourth Amendment, and (iii) evidence satisfactory to the Collateral Agent of the due authorization, execution and delivery of this Fourth Amendment and the 2016 Warrant.

6.02.         The issuance to the Purchasers (or their designee) by Parent of a Warrant for 1,000,000 shares of Parent’ common stock (subject to adjustment) in the form of Exhibit 1 hereto (the “2016 Warrant”).

6.03.         The Purchasers’ receipt of a $20,000 restructuring fee (the “Restructuring Fee”), which shall be payable through the release of funds from the Collateral Account in accordance with Section 4 of this Fourth Amendment.

6.04.         The Company’s payment of all fees and expenses (including attorneys’ fees) (including, without limitation, reasonable fees and disbursements of Ropes & Gray LLP) incurred by the Collateral Agent in connection with the preparation, negotiation, execution and delivery of this Fourth Amendment or otherwise owing under the Agreement, which shall be payable through the release of funds from the Collateral Account in accordance with Section 4 of this Fourth Amendment.

Section 7. Representations and Warranties.

7.01.         Representations and Warranties of Parent and the Company. Parent and the Company hereby make the following representations and warranties to the Purchasers, in each case except to the extent otherwise disclosed in Parent’s SEC Reports:

(a)          Subsidiaries. All of the direct and indirect subsidiaries of Parent are described in Parent’s SEC Reports or the schedules thereto or the documents incorporated therein. Except as set forth on Schedule A hereto, Parent owns, directly or indirectly, all of the capital stock or other equity interests of each of its Subsidiaries free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)          Organization and Qualification. Parent and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Parent nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents, except to the extent that any such default could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Document, (ii) a material adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on Parent’s ability to perform in any material respect on a timely basis its obligations under any Document (any of (i), (ii) or (iii), a “Material Adverse Effect”), provided, that none of the following alone shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) a change in the market price or trading volume of the Common Stock or (ii) changes in general economic conditions or changes affecting the industry in which Parent operates generally (as opposed to Company-specific changes) so long as such changes do not have a materially disproportionate effect on Parent. Each of Parent and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)          Authorization; Enforcement. Parent and the Company each has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Fourth Amendment and to deliver the Fourth Amendment and the 2016 Warrant and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Fourth Amendment and the Warrant by Parent and the Company, as applicable, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent and the Company and no further action is required by Parent, the Board of Directors or Parent’s stockholders in connection therewith. Each of the Fourth Amendment and the 2016 Warrant has been duly executed by Parent and the Company, as applicable, and constitute the valid and binding obligation of such Person enforceable in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)          No Conflicts. The execution, delivery and performance of the Fourth Amendment and the 2016 Warrant, and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of Parent’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Parent or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which Parent or any Subsidiary is a party or by which any property or asset of Parent or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Parent or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of Parent or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)          Filings, Consents and Approvals. Neither Parent nor the Company is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with their execution, delivery and performance of the 2016 Warrant or this Fourth Amendment, other than (i) the notice and/or application(s) to the Nasdaq Stock Market for the listing of the shares issuable upon exercise of the 2016 Warrant (the Warrant and the 2016 Warrant are referred to, collectively, as the “Warrants” and the shares issuable upon exercise of the Warrants are collectively referred to as the “Warrant Shares”) for trading thereon in the time and manner required thereby, (ii) the filing of Form D with the Commission and (iii) such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(f)          Issuance of the 2016 Warrant and the Warrant Shares. The 2016 Warrant is, and upon exercise of the Warrant and/or the 2016 Warrant, as applicable the issuance of the Warrant Shares will be, duly authorized and duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by Parent. Parent has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to the Warrants.

(g)          Capitalization. Neither Parent nor any of its Subsidiaries has issued any capital stock since Parent’s most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under Parent’s stock option plans or the issuance of shares of Common Stock to employees, or pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents except as has been duly waived. Except as a result of the purchase and sale of the Shares or as disclosed in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which Parent or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Warrant Shares will not obligate Parent or any of its Subsidiaries to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of securities of Parent or any of its Subsidiaries to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of Parent and its Subsidiaries are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors or third party is required for the issuance and sale of the 2016 Warrant or the Warrant Shares. Except as disclosed in the SEC Reports or in any exhibit thereto, or as set forth on Schedule A hereto. there are no stockholders agreements, voting agreements or other similar agreements with respect to Parent’s or any of its Subsidiaries’ capital stock to which Parent is a party or, to the knowledge of Parent, between or among any of Parent’s stockholders.

(h)          SEC Reports; Financial Statements. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three (3) years preceding the date hereof (or such shorter period as Parent was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)          Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Parent has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Parent’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) Parent has not altered its method of accounting, (iv) Parent has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Parent has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. Parent does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the 2016 Warrant and the Warrant Shares or as disclosed in the SEC Reports, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to Parent or its Subsidiaries or their respective business, properties, operations, assets or financial condition that would be required to be disclosed by Parent under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

(j)          Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Documents or the Warrant Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither Parent nor any Subsidiary, nor, to the knowledge of Parent, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Parent, there is not pending or contemplated, any investigation by the Commission involving Parent or, to the knowledge of Parent, any current or former director or officer of Parent. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Parent or any Subsidiary under the Exchange Act or the Securities Act.

(k)          Labor Relations. No strike, work stoppage, slow down or other labor dispute exists or, to the knowledge of Parent, is imminent with respect to any of the employees of Parent, which could reasonably be expected to result in a Material Adverse Effect. None of Parent’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with Parent or such Subsidiary, and neither Parent nor any of its Subsidiaries is a party to a collective bargaining agreement, and Parent and its Subsidiaries believe that their relationships with their employees are good. No executive officer, to the knowledge of Parent, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Parent or any of its Subsidiaries to any liability with respect to any of the foregoing matters. Parent and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)          Compliance. Neither Parent nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Parent or any Subsidiary under), nor has Parent or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or governmental body or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(m)          Regulatory Permits. Parent and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither Parent nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)          Title to Assets. Except as set forth on Schedule A hereto, Parent and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of Parent and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Parent and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Parent and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which Parent and the Subsidiaries are in compliance, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

(o)          Intellectual Property Rights. Parent and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could reasonably be expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither Parent nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as would not have a Material Adverse Effect. To the knowledge of Parent, all such Intellectual Property Rights are enforceable. Parent and its Subsidiaries have taken reasonable security measures to protect the secrecy and confidentiality of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)          Insurance. Parent and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Parent and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage. Neither Parent nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q)          Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of Parent and, to the knowledge of Parent, none of the employees of Parent is presently a party to any transaction with Parent or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Parent and (iii) other employee benefits, including stock option agreements under any stock option plan of Parent.

(r)          Sarbanes-Oxley; Internal Accounting Controls. Parent is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof, except where the failure to be in compliance would not have a Material Adverse Effect. Parent and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Parent and designed such disclosure controls and procedures to ensure that information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Parent’s certifying officers have evaluated the effectiveness of Parent’s disclosure controls and procedures as of the end of the period covered by Parent’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Parent presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in Parent’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting.

(s)          Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Parent to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Fourth Amendment. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Fourth Amendment.

(t)          Investment Company. Parent is not, and is not an Affiliate of, and immediately after issuance of the 2016 Warrant or the Warrant Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Parent shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(u)          Registration Rights. Except as described in the SEC Reports, no Person has any right to cause Parent to effect the registration under the Securities Act of any securities of Parent.

(v)         Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Parent has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Parent received any notification that the Commission is contemplating terminating such registration. Parent has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that Parent is not in compliance with the listing or maintenance requirements of such Trading Market. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(w)          Application of Takeover Protections. Parent and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Parent’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and Parent fulfilling their obligations or exercising their rights under the Documents, including without limitation as a result of Parent’s issuance of the Warrant Shares and the Purchaser’ ownership of the Warrant Shares.

(x)          Disclosure. All of the disclosure furnished by or on behalf of Parent to the Purchaser regarding Parent, its business and the transactions contemplated hereby is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The press releases disseminated by Parent during the twelve (12) months preceding the date of this Agreement taken as a whole and taken together with the SEC Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and when made, not misleading. Parent acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth herein.

(y)          Solvency. Based on the consolidated financial condition of Parent as of the date hereof, (i) the fair saleable value of Parent’s assets exceeds the amount that will be required to be paid on or in respect of Parent’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) Parent’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Parent, and projected capital requirements and capital availability thereof, and (iii) the current cash and cash equivalents of Parent, together with the proceeds Parent would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. Parent does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Parent has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the date hereof. The SEC Reports set forth as of the date hereof all outstanding secured and unsecured Indebtedness of Parent or any Subsidiary, or for which Parent or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in Parent’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP. Neither Parent nor any Subsidiary is in default with respect to any Indebtedness after giving effect to the Fourth Amendment.

(z)          Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, Parent and each Subsidiary (i) has made or filed all United States federal and state income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Parent or of any Subsidiary know of no basis for any such claim.

(aa)         Foreign Corrupt Practices. Neither Parent, nor to the knowledge of Parent after reasonable inquiry, any agent or other person acting on behalf of Parent, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Parent (or made by any person acting on its behalf of which Parent is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

(bb)         Acknowledgment. Parent acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Documents and the transactions contemplated thereby. Parent further acknowledges that Purchaser is not acting as a financial advisor or fiduciary of Parent (or in any similar capacity) with respect to the Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Documents and the transactions contemplated thereby is merely incidental to the Purchaser’ acquisition of the 2016 Warrant. Parent further represents to each Purchaser that Parent’s decision to enter into this Fourth Amendment and the other Documents has been based solely on the independent evaluation of the transactions contemplated hereby by Parent and its representatives.

(cc)         Acknowledgement Regarding Purchaser’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by Parent that: (i) Purchaser has not been asked by Parent to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of Parent, or “derivative” securities based on securities issued by Parent or to hold the Warrant Shares for any specified term; (ii) past or future open market or other transactions by Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of Parent’s publicly-traded securities; (iii) Purchaser, and counter-parties in “derivative” transactions to which Purchaser is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iv) Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. Parent further understands and acknowledges that (y) Purchaser may engage in hedging activities at various times during the period that the Warrant Shares are outstanding and (z) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in Parent at and after the time that the hedging activities are being conducted.

(dd)         Regulation M Compliance.  Parent has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Parent to facilitate the sale or resale of any of the Warrant Shares, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Warrant Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Parent, other than, in the case of clauses (ii) and (iii), compensation paid to Parent’s placement agent in connection with the placement of the Warrant Shares.

(ee)         Office of Foreign Assets Control. Neither Parent nor, to Parent’s knowledge, any director, officer, agent, employee or affiliate of Parent is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(ff)         Money Laundering. The operations of Parent are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Parent with respect to the Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

(gg)         Issuance of 2016 Warrant. The Fourth Amendment and the issuance of the 2016 Warrant is a transaction exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof.

7.02.         Representations and Warranties of the Purchaser. Each Purchaser hereby represents and warrants as of the date hereof to Parent and the Company as follows:

(a)          Organization; Authority. Purchaser is either an individual or an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Fourth Amendment and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Fourth Amendment and performance by such Purchaser of the transactions contemplated by this Fourth Amendment have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Purchaser. Each Document to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)          Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of Parent during the period commencing as of the time that Purchaser first received a term sheet (written or oral) as of Parent or any other Person representing Parent setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to other Persons party to this Agreement, Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

Section 8. Conformed Agreement; Miscellaneous. Attached to this Amendment as Exhibit 2 is a conformed copy of the Agreement, giving effect to all Amendments through this Fourth Amendment. Except as specifically amended or waived above, the Agreement and the other Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Fourth Amendment shall not operate as a waiver of any right, power or remedy of the Collateral Agent or any Purchaser under the Agreement or any Document, nor constitute a waiver of any provision of the Agreement or any Document, except as specifically provided by this Fourth Amendment. This Fourth Amendment is a Document, and a part of the Agreement, for all purposes of the Agreement. This Fourth Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page. Section headings used in this Fourth Amendment are for reference only and shall not affect the construction of this Fourth Amendment.

Section 9. Value of the 2016 Warrant. The parties agree that for purposes of Sections 305 and 1271 through 1275 of the Code or any other jurisdiction, the value of the 2016 Warrant at issuance shall be $50,000.00.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and delivered as of the day and year first above written.

Revenue Participant:

CF DB EZ LLC

/s/ Constantine Dakolias
By: Constantine Dakolias
Title: President

Note Purchaser:

Drawbridge Special Opportunities Fund LP
By: Drawbridge Special Opportunities GP LLC, its general partner

/s/ Constantine Dakolias
By: Constantine Dakolias
Title: President

[Signature Page to Fourth Amendment]

Collateral Agent:

DBD Credit Funding LLC

/s/ Constantine Dakolias
By: Constantine Dakolias
Title: President

Company:

INVENTERGY GLOBAL, INC.

/s/ Joseph W. Beyers
By:	Joseph W. Beyers
Title:	Chief Executive Officer and Chairman

INVENTERGY, INC.

/s/ Joseph W. Beyers
By:	Joseph W. Beyers
Title:	Chief Executive Officer and Chairman

EXHIBIT 1

Form of Warrant

INVENTERGY GLOBAL, INC.

WARRANT

Warrant No. 2	Dated: August 19, 2016

Inventergy Global, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, CF DB EZ LLC or its registered assigns (including permitted transferees, the “Holder”), as registered owner of this warrant (the “Warrant”), is entitled to purchase from the Company up to a total of 1,000,000 shares (as adjusted from time to time as provided in Section 9) of Common Stock (as defined below), at an exercise price a price per share equal to $2.005 (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and from time to time from and after the date hereof (the “Initial Exercise Date”) to and including the seven year anniversary of the date hereof (the “Expiration Date”), and subject to the following terms and conditions.

1.	Definitions. The capitalized terms used herein and not otherwise defined shall have the meanings set forth below:

“Affiliate” of any specified Person means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” means the power to direct the management and policies of such Person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, $0.0001 par value per share.

“Eligible Market” means any of the New York Stock Exchange, the NYSE Amex or Nasdaq (as defined below), and any successor markets thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended

“Market Price” shall mean (i) if the principal trading market for such securities is an exchange, the average of the last reported sale prices per share for the last ten previous Trading Days in which a sale was reported, as officially reported on any consolidated tape, (ii) if clause (i) is not applicable, the average of the closing bid price per share for the last ten previous Trading Days as quoted by OTC Markets, Inc. for such securities. Notwithstanding the foregoing, if there is no reported sales price or closing bid price, as the case may be, on any of the ten Trading Days preceding the event requiring a determination of Market Price hereunder, then the Market Price shall be determined in good faith after reasonable investigation by resolution of the Board of Directors of the Company.

“Nasdaq” means the Nasdaq Global Market or Nasdaq Capital Market, and any successor markets thereto.

“Other Securities” refers to any capital stock (other than Common Stock) and other securities of the Company or any other Person which the Holder of this Warrant at any time shall be entitled to receive, or shall have received, pursuant to the terms hereof upon the exercise of this Warrant, in lieu of or in addition to Common Stock.

“Person” means any court or other federal, state, local or other governmental authority or other individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on any Eligible Market or (b) if the Common Stock is not then quoted and traded on any Eligible Market, then a day on which trading occurs on the OTCQB or OTCQX markets maintained by OTC Markets, Inc.(or any successor thereto).

“Warrant Shares” shall initially mean shares of Common Stock and in addition may include Other Securities and Substituted Property (as defined in Section 9(e)(x)) issued or issuable from time to time upon exercise of this Warrant.

2.	Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes.

3.	Registration of Transfers. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto as Appendix A duly completed and signed, to the Company at its address specified herein. Upon any such registration and transfer, a new warrant in substantially the form of a Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

4.	Exercise and Duration of Warrant.

4.1.   This Warrant shall be exercisable, either in its entirety or for a portion of the number of Warrant Shares, by the registered Holder at any time and from time to time from and after the initial Exercise Date (as defined below) to and including the Expiration Date. At 5:00 P.M. New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value, and the Holder hereof shall have no right to purchase any additional Warrant Shares hereunder.

4.2.   A Holder may exercise this Warrant by delivering to the Company, in accordance with Section 13, this Warrant, together with (i) an exercise notice, substantially in the form attached hereto as Appendix B (the “Exercise Notice”), appropriately completed and duly signed, and (ii) (A) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised pursuant to a Cash Exercise (as set forth in Section 4(c) below) or (B) if available pursuant to Section 4(d) below, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as set forth in Section 4(d) below), and the date such items are received by the Company is an “Exercise Date.” Execution and delivery of an Exercise Notice in respect of less than all of the Warrant Shares issuable upon exercise of this Warrant shall result in the cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares. For clarity, the Holder may exercise any or all for the remaining portion of this Warrant notwithstanding that the Company has not returned a physical New Warrant certificate to the Holder, by delivering a further Exercise Notice and tendering payment of the Exercise Price (or Cashless Exercise notice) as aforesaid.

4.3.   Cash Exercise. In the event the Holder has elected to pay the Exercise Price in cash, it shall pay the Exercise Price by certified bank check payable to the order of the Company or by wire transfer of immediately available funds in accordance with the Company’s instructions (a “Cash Exercise”).

4.4.   Cashless Exercise. Commencing November 18, 2016, Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

For purposes of the foregoing formula,

A = the total number of shares with respect to which this Warrant is then being exercised.

B = the VWAP per share of the Common Stock (as reported by Bloomberg) on the Trading Day immediately preceding the date of the Exercise Notice.

C = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a national securities exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the exchange on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading on a national securities exchange and if prices for the Common Stock are then reported by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company

4.5.   Except as otherwise provided for herein, this Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company by virtue of the ownership hereof.

5.	Delivery of Warrant Shares.

5.1.   Upon exercise of this Warrant, the Company shall promptly (but in no event later than three Trading Days after the Exercise Date) issue or cause to be issued and deliver or cause to be delivered to the Holder, in such name or names as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise (the “Certificate”), which, if issued pursuant to a Cash Exercise at a time when a registration statement covering the resale of the Warrant Shares that are the subject of the Exercise Notice by the Holder pursuant to the Securities Act is not available for such resale may bear a restrictive legend if required pursuant to Section 4.1 of the Subscription Agreement between the Company and the initial Holder dated October 1, 2014 (the “Subscription Agreement”) . The Holder, or any Person so designated by the Holder to receive the Warrant Shares, shall be deemed to have become holder of record of such Warrant Shares as of the Exercise Date.

5.2.   Warrant Shares issued pursuant to a Cash Exercise may only be transferred in accordance with Section 4.1 of the Subscription Agreement.

5.3.   This Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

5.4.   To the extent permitted by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.

6.	Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue, delivery or registration of any certificates for Warrant Shares or Warrant in a name other than that of the Holder and that the Holder will be required to pay any tax with respect to cash received in lieu of fractional shares. The Holder shall be responsible for all other tax liability of the Holder that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7.	Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company, at the sole expense of the Holder (such expenses, if any imposed by the Company to be reasonable), shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and in substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested by the Company.

8.	Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from all taxes, liens, claims, encumbrances with respect to the issuance of such Warrant Shares and will not be subject to any pre-emptive rights or similar rights (taking into account the adjustments and restrictions of Section 9 hereof). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued, fully paid and nonassessable. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed or quoted, as the case may be.

9.	Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

9.1.   Stock Dividends. If the Company, at any time while this Warrant is outstanding, pays a dividend on its Common Stock payable in additional shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, then in each such case the Exercise Price shall be multiplied by a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the opening of business on the day after the record date for the determination of stockholders entitled to receive such dividend or distribution and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately after the distribution date of such dividend or distribution. Any adjustment made pursuant to this Section 9(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution; provided, however, that if following such record date the Company rescinds or modifies such dividend or distribution, the Exercise Price shall be appropriately adjusted (as of the date that the Company effectively rescinds or modifies such dividend or distribution) to take into account the effect of such rescinded or modified dividend or distribution on the Exercise Price pursuant to this Section 9(a).

9.2.   Stock Splits. If the Company, at any time while this Warrant is outstanding, (i) subdivides outstanding shares of Common Stock into a larger number of shares, or (ii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment pursuant to this Section 9(b) shall become effective immediately after the effective date of such subdivision or combination.

9.3.   Reclassifications. A reclassification of the Common Stock (other than any such reclassification in connection with a merger or consolidation to which Section 9(e) applies) into shares of any other class of stock shall be deemed:

9.3.1.      a distribution by the Company to the holders of its Common Stock of such shares of such other class of stock for the purposes and within the meaning of this Section 9; and

9.3.2.     if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock for the purposes and within the meaning of Section 9(b).

9.4.   Other Distributions. If the Company, at any time while this Warrant is outstanding, distributes to holders of Common Stock (i) evidences of its indebtedness, (ii) shares of any class of capital stock, (iii) rights or warrants to subscribe for or purchase any shares of any class of capital stock or (iv) any other asset, other than a distribution of Common Stock covered by Section 9(a), (in each case, “Distributed Property”), then in each such case the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution (and the Exercise Price thereafter applicable) shall be adjusted (effective on and after such record date) to equal the product of such Exercise Price multiplied by a fraction, (A) the numerator of which shall be Market Price on such record date less the then fair market value of the Distributed Property distributed in respect of one outstanding share of Common Stock, which, if the Distributed Property is other than cash or marketable securities, shall be as reasonably determined in good faith by the Board of Directors of the Company whose determination shall be described in a board resolution, and (B) the denominator of which shall be the Market Price on such record date; provided, however, that if following the record date for such distribution the Company rescinds or modifies such distribution, the Exercise Price shall be appropriately adjusted (as of the date that the Company effectively rescinds or modifies such distribution) to take into account the effect of such rescinded or modified distribution on the Exercise Price pursuant to this Section 9(d).

9.5.   Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets or a majority of its stock acquired by a third party, in each case in one or a series of related transactions, (iii) any tender offer or exchange offer by another Person is completed pursuant to which all or substantially all of the holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property or (iv) there shall occur any merger of another Person into the Company whereby the Common Stock is cancelled, converted or reclassified into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, as a condition to the consummation of such Fundamental Transaction, the Company shall (or, in the case of any Fundamental Transaction in which the Company is not the surviving entity, the Company shall take all reasonable steps to cause such other Person to execute and deliver to the Holder of this Warrant a written instrument providing that:

(x)       so long as this Warrant remains outstanding, upon the exercise hereof at any time on or after the consummation of such Fundamental Transaction and on such terms and subject to such conditions as shall be nearly equivalent as may be practicable to the provisions set forth in this Warrant, this Warrant shall be exercisable into, in lieu of Common Stock issuable upon such exercise prior to such consummation, the securities or other property (the “Substituted Property”) that would have been received in connection with such Fundamental Transaction by a holder of the number of shares of Common Stock into which this Warrant was exercisable immediately prior to such Fundamental Transaction, assuming such holder of Common Stock:

(A)      is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person; and

(B)       failed to exercise such Holder’s rights of election, if any, as to the kind or amount of securities, cash and other property receivable in connection with such Fundamental Transaction (provided, however, that if the kind or amount of securities, cash or other property receivable in connection with such Fundamental Transaction is not the same for each share of Common Stock held immediately prior to such Fundamental Transaction by a Person other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (a “Non-Electing Share”), then, for the purposes of this Section 9(e), the kind and amount of securities, cash and other property receivable in connection with such Fundamental Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares); and

(y)        the rights and obligations of the Company (or, in the event of a transaction in which the Company is not the surviving Person, such other Person) and the Holder in respect of Substituted Property shall be as nearly equivalent as may be practicable to the rights and obligations of the Company and Holder in respect of Common Stock hereunder.

Such written instrument shall provide for adjustments which, for events subsequent to the effective date of such written instrument, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9. The above provisions of this Section 9(e) shall similarly apply to successive Fundamental Transactions.

9.6.   Adjustment of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraphs (a) through (d) of this Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price payable for the Warrant Shares immediately prior to such adjustment.

9.7.   Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

9.8.   Adjustments. Notwithstanding any provision of this Section 9, no adjustment of the Exercise Price shall be required if such adjustment is less than $0.01; provided, however, that any adjustments which by reason of this Section 9(h) are not required to be made shall be carried forward and taken into account for purposes of any subsequent adjustment required to be made hereunder.

9.9.   Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company will promptly deliver to the Holder a certificate executed by the Company’s Chief Financial Officer setting forth, in reasonable detail, the event requiring such adjustment and the method by which such adjustment was calculated, the adjusted Exercise Price and the adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable). The Company will retain at its office copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by the Holder or any prospective purchaser of the Warrant designated by the Holder.

9.10.               Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary of the Company, (ii) authorizes, approves, enters into any agreement contemplating, or solicits stockholder approval for, any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction at least 15 Trading Days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction (but not prior to the public announcement thereof to the Company’s common stockholders at large), and the Company will take all steps reasonably necessary in order to ensure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10.	Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section 10, be issuable upon exercise of this Warrant, the Company shall make a cash payment to the Holder equal to (a) such fraction multiplied by (b) the Market Price on the Exercise Date of one full Warrant Share.

11.	Listing on Securities Exchanges. The Company has agreed to list, and will use its reasonable best efforts to maintain the listing of, the Common Stock, which shall include the Warrant Shares, on Nasdaq consistent with the terms of the Subscription Agreement, dated as October 1, 2014, by and between the Company and Holder (the “Subscription Agreement”). In furtherance and not in limitation of any other provision of this Warrant, if the Company at any time shall list any Common Stock on any Eligible Market other than Nasdaq, the Company will use its reasonable best efforts, at its expense, to simultaneously list the Warrant Shares (and use its reasonable best efforts to maintain such listing) on such Eligible Market, upon official notice of issuance following the exercise of this Warrant; and the Company will so list, register and use its reasonable best efforts to maintain such listing on any Eligible Market any Other Securities, if and at the time that any securities of like class or similar type shall be listed on such Eligible Market by the Company.

12.	Remedies. The Company stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

13.	Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be mailed by certified mail, return receipt requested, or by a nationally recognized courier service or delivered (in person, by facsimile or by email), against receipt to the party to whom such notice or other communication is to be given. Any notice or other communication given by means permitted by this Section 13 shall be deemed given at the time of receipt thereof. The address for such notices or communications shall be as set forth below:

If to the Company:	Inventergy Global, Inc.
900 E. Hamilton Avenue #180
Campbell, CA 95008
Email: conversions@inventergy.com

If to the Holder:	As set forth on the signature page to the Subscription Agreement.

Or such other address as is provided to such other party in accordance with this Section 13.

14.	Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon a prompt written notice to the Holder, the Company may appoint a new warrant agent. Any Person into which any new warrant agent may be merged, any Person resulting from any consolidation to which any new warrant agent shall be a party or any Person to which any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15.	Exercise Limitations; Holder’s Restrictions. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 15 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other person or entity acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 15, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 15 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of an Exercise Notice shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 15, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report, as the case may be, (B) a more recent public announcement by the Company or (C) any other notice by the Company or the transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 15, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 15 shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 15 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

16.	Miscellaneous.

16.1.       This Warrant may be assigned by the Holder, subject to compliance with applicable securities laws. This Warrant may not be assigned by the Company, except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

16.2.       The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor upon exercise thereof, and (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant, free from all taxes, or liens, claims and encumbrances created by the Company and (iii) will not close its shareholder books or records in any manner which interferes with the timely exercise of this Warrant.

16.3.       This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and Federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding that it is not personally subject to the jurisdiction of any such court or that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

16.4.       Neither party shall be deemed in default of any provision of this Warrant, to the extent that performance of its obligations or attempts to cure a breach hereof are delayed or prevented by any event reasonably beyond the control of such party, including, without limitation, war, hostilities, acts of terrorism, revolution, riot, civil commotion, national emergency, strike, lockout, unavailability of supplies, epidemic, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency, provided that such party gives the other party written notice thereof promptly upon discovery thereof and uses reasonable best efforts to cure or mitigate the delay or failure to perform.

16.5.       The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

16.6.       In case any one or more of the provisions of this Warrant shall be deemed invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

INVENTERGY GLOBAL, INC.

By:
	Name:	Joseph W. Beyers
	Title:	Chief Executive Officer and Chairman

CF DB EZ LLC

By:
Name:
Title:

[Signature Page To Warrant]

APPENDIX A

FORM OF ASSIGNMENT

(to be completed and signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________________ the right represented by the within Warrant to purchase _____________ shares of Common Stock of Inventergy Global, Inc. to which the within warrant relates and appoints __________________________ attorney to transfer said right on the books of Inventergy Global, Inc. with full power of substitution in the premises.

Dated:
(Signature must conform in all respects to name of Holder as specified on face of the Warrant)

Address of Transferee:

In the presence of:

Transferee

By:
Name:
Title:

APPENDIX B

FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To: Inventergy Global, Inc.

The undersigned is the Holder of Warrant No. [ ] (the “Warrant”) issued by Inventergy Global, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

The undersigned Holder hereby exercises its right to purchase _________ Warrant Shares pursuant to the Warrant.

The Holder intends that payment of the Exercise Price shall be made as:

A “Cash Exercise” with respect to _________ Warrant Shares; and/or

A “Cashless Exercise” with respect to __________ Warrant Shares.

In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the sum of $________ to the Company in accordance with the terms of the Warrant.

Pursuant to this exercise, the Company shall deliver to the Holder _________ Warrant Shares in accordance with the terms of the Warrant

If a Cash Exercise, the Holder is an “accredited investor” within the meaning of SEC Rule 501(a).

Dated:	Name of Holder:

(Print)

By:

Title:

(Signature must conform in all respects to name of Holder as specified on face of the Warrant)

EXHIBIT 2

Conformed Amended and Restated Revenue Sharing and Note Purchase Agreement

Conformed AMENDED AND RESTATED
REVENUE SHARING AND NOTE PURCHASE AGREEMENT

(INVENTERGY)

ORIGINALLY Dated as of OCTOBER 1, 2014
AND
AMENDED AND RESTATED AS OF FEBRUARY 25, 2015

AND FURTHER AMENDED BY

the First amendment to amended and restated revenue sharing and note purchase agreement and warrant dated as of october 20, 2015 second amendment to amended and restated revenue sharing and note purchase agreement dated as of november 30, 2015 third amendment to amended and restated revenue sharing and note purchase agreement dated as of march 1, 2016 and

Fourth amendment to amended and restated revenue sharing and note purchase agreement dated of august [•], 2016

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

1.1.	Certain Defined Terms	2

1.2.	Other Interpretative Provisions	2

ARTICLE II CLOSING AND TERMS OF THE REVENUE STREAM AND NOTES		3

2.1.	The Revenue Stream	3

2.2.	The Notes	3

2.3.	Monetization Revenues	5

2.4.	Purchase Price Allocation	6

2.5.	Taxes	6

2.6.	Manner and Time of Payment	6

2.7.	Patent License	7

2.8.	Additional Fundings	7

2.9.	Proceeds of Patent Monetization.	8

ARTICLE III CONDITIONS PRECEDENT		11

3.1.	Conditions to Closing	11

3.2.	Conditions to Additional Funding on and after the First Amendment Effective Date	13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		14

4.1.	Organization and Business	14

4.2.	Qualification	14

4.3.	Operations in Conformity with Law, etc	14

4.4.	Authorization and Non-Contravention	15

4.5.	Intellectual Property	15

4.6.	Material Agreements	16

4.7.	Margin Regulations	16

4.8.	Investment Company Act	16

4.9.	USA PATRIOT Act, FCPA and OFAC	16

4.10.	No Default	17

4.11.	Binding Effect	17

4.12.	Disclosure	17

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS AND COLLATERAL AGENT		17

5.1.	Authority	18

-i-

5.2.	Binding Effect	18

5.3.	Investment Intent	18

5.4.	Experience of the Purchaser	18

5.5.	Access to Information	18

5.6.	Reliance on Exemptions	18

ARTICLE VI COVENANTS		19

6.1.	Taxes and Other Charges	19

6.2.	Conduct of Monetization Activities; Reporting and Consultation	19

6.3.	Maintenance of Existence	19

6.4.	Compliance with Legal Requirements	20

6.5.	Notices; Reports	20

6.6.	Information and Access Rights	20

6.7.	Indebtedness	21

6.8.	Liens	22

6.9.	Management of Patents and Patent Licenses	22

6.10.	Minimum Liquidity	23

6.11.	Cash Collateral Account	24

6.12.	Further Assurances	24

6.13.	Confidentiality	25

6.14.	Obligations Under Patent Purchase Agreements	25

6.15.	Specified Licenses	26

6.16.	Consulting Agreement.	26

6.17.	Marketing Patent Portfolio	26

ARTICLE VII EVENTS OF DEFAULT		27

7.1.	Events of Default	27

7.2.	Remedies Following an Event of Default	29

7.3.	Annulment of Defaults	30

7.4.	Waivers	30

ARTICLE VIII COLLATERAL AGENT		31

8.1.	Appointment of Collateral Agent	31

8.2.	Collateral	31

8.3.	Collateral Agent’s Resignation	31

8.4.	Concerning the Collateral Agent	31

-ii-

ARTICLE IX GENERAL PROVISIONS		33

9.1.	Expenses	33

9.2.	Indemnity	34

9.3.	Notices	35

9.4.	Amendments, Consents, Waivers, etc	35

9.5.	No Strict Construction	35

9.6.	Certain Acknowledgments	36

9.7.	Venue; Service of Process; Certain Waivers	36

9.8.	WAIVER OF JURY TRIAL	36

9.9.	Interpretation; Governing Law; etc	37

9.10.	Successors and Assigns	37

9.11.	Tax Treatment	39

-iii-

CONFORMED AMENDED AND RESTATED

REVENUE SHARING AND NOTE PURCHASE AGREEMENT

The CONFORMED REVENUE SHARING AND NOTE PURCHASE AGREEMENT is dated as of August 19, 2016 among Inventergy Global, Inc., a Delaware corporation (“Parent”), Inventergy, Inc. (“Owner”, and, collectively, the “Company”), DBD Credit Funding, LLC as collateral agent (the “Collateral Agent”), and the Revenue Participants and Note Purchasers (collectively, the “Purchasers”) thereto, and conforms that certain Amended and Restated Revenue Sharing and Note Purchase Agreement between the Company, the Collateral Agent and the Purchasers originally dated as of October 1, 2014 and amended and restated as of February 25, 2015, and further amended as of October 30, 2015, as of November 30, 2015, as of March 1, 2016 and as of August 19, 2016 (such Agreement, as amended hereby and as may be further amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”). Capitalized terms used and not otherwise defined in this Fourth Amendment shall have the meanings specified in the Agreement.

RECITALS

WHEREAS, the Company, the Collateral Agent and the Purchasers initially entered into this Agreement on October 1, 2014 and, pursuant to the First Amendment (as defined herein), have amended and restated this Agreement on February 25, 2015, October 30, 2015, November 20, 2015, March 1, 2016 and August 19, 2016 as set forth herein;

WHEREAS, the Revenue Participants wish to acquire, and the Company has agreed to grant, an interest in certain of the Company’s future revenues from its patent portfolio subject to payment of the purchase price and other conditions specified herein, which future revenues are inherently risky and uncertain as to both amount and timing;

WHEREAS, the Note Purchasers have previously agreed to purchase from the Company, and the Company had previously agreed to issue and sell to the Purchasers, up to $14,000,000 in aggregate original principal amount of the Company’s senior secured notes (the “Notes”) in the form of Exhibit A attached to the original Agreement;

WHEREAS, the Company issued $11,000,000 of Notes to the Note Purchasers on the Closing Date (the “Original Notes”), and had requested that the Note Purchasers commit to purchase up to a further $3,000,000 in Notes (the “New Notes”) on and after the First Amendment Effective Date and the Purchasers had agreed to such commitment, of which $1,199,500 of New Notes were issued on the First Amendment Effective Date, which issuances were accompanied by interests in the Company’s future revenues as described herein and shall be subject to the conditions specified herein and in consideration of the amendments reflected herein, all as initially contemplated by Section 2.8 of the original Agreement;

WHEREAS, the Purchaser and the Company may agree in future to the issuance and sale of up to an additional $2,000,000 in aggregate original principal amount of Notes and additional interests in the Company’s future revenues from its patent portfolio, as contemplated by Section 2.8 hereof;

WHEREAS, the Revenue Participants wish to acquire, and the Parent have agreed to issue and sell to the Revenue Participants on the Fourth Amendment Effective Date, warrants for the purchase of 1,000,000 shares (subject to adjustment in accordance with the terms of such warrants) of the Parent’s common stock (the “Warrants” and together with the Notes, the “Securities”) in the form of Exhibit I attached to the Fourth Amendment, subject to the terms of this Agreement;

WHEREAS, the Company has requested (i) that no amortization payments shall be made due and payable until the last Business Day of September 2016, (ii) that the Liquidity maintenance requirement of not less than One Million Dollars ($1,000,000) be waived through September 30, 2016 and (iii) that the Company be permitted to use up to $250,000 of Monetization Revenues to make certain payments as specified herein;

WHEREAS the Purchasers are prepared to agree to the Company’s requests, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1.        Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Appendix I.

1.2.        Other Interpretative Provisions. Unless otherwise specified, all references to “$”, “cash”, “dollars” or similar references shall mean U.S. dollars, paid in cash or other immediately available funds. The definitions set forth in this Agreement are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to New York, New York time (daylight or standard, as applicable) unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. References in this Agreement to an Appendix, Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Appendix, Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Document in which such reference appears. The term “including” is by way of example and not limitation. The word “or” is not exclusive. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form. All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein). Unless otherwise expressly provided herein, references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II

CLOSING AND TERMS OF THE REVENUE STREAM AND NOTES

2.1.        The Revenue Stream.

2.1.1.        Purchase of the Revenue Stream. On the Closing Date, subject to the satisfaction of the conditions set forth in Section 3.1, and against the payment of an aggregate purchase price of $500,000 allocated as set forth on Schedule 2.1, the Company granted the Revenue Stream to the Revenue Participants. The purchase price for the Revenue Stream was increased to $550,000 as consideration for the amendments to the Revenue Stream made on the First Amendment Effective Date, and will be further increased by an amount equal to 5% of the principal amount of the Notes issued on and after the First Amendment Effective Date; i.e., by $59,975 on account of the $1,199,500 of Notes issued on the First Amendment Effective Date. In the event that the full $3,000,000 of additional Notes are issued, the allocated purchase price of the Revenue Stream will total $700,000. The rights of the Revenue Participants to the Revenue Stream shall be secured pursuant to the Collateral Documents, junior in priority to the rights of the Note Purchasers.

2.1.2.        Payments to Revenue Participants. Following payment in full of the Note Obligations, the Company shall pay to the Revenue Participants their proportionate share, in accordance with Schedule 2.1, of the Revenue Stream; provided, that the Company shall instruct any payors to deposit Monetization Revenues, per Section 6.11, directly into the Cash Collateral Account. Any applicable payments by the Company to Revenue Participants shall be made monthly on the last Business Day of each month with respect to any Monetization Revenues received through the last Business Day of the prior month. Except to the extent that the Collateral Agent is enjoined or stayed from distributing any such Monetization Revenues by action brought by the Company, such direct deposit in the Cash Collateral Account by payors shall constitute timely payment by the Company. For the avoidance of doubt, prior to the payment in full of the Note Obligations, all Monetization Net Revenues shall be applied by the Company or the Collateral Agent, as the case may be, in accordance with Section 2.2.4, including the payment of principal, interest and any applicable premiums or fees on the Note Obligations (inclusive of payments owed pursuant to Sections 9.1(ii)-(iv) or 9.2, and shall not be shared with any Revenue Participants as a payment in respect of the Revenue Stream.

2.2.        The Notes.

2.2.1.        Purchase and Sale of the Notes. On the Closing Date and on each issuance date of Notes from and after the First Amendment Effective Date, subject to satisfaction of the conditions set forth in Section 3.1 and Section 3.2, respectively, the Company agrees to issue and sell, and each Note Purchaser agrees to purchase, for the purchase prices set forth on Schedule 2.2 and in accordance with the percentages set forth on Schedule 2.2, Original Notes in an aggregate original principal amount of $11,000,000 on the Closing Date, New Notes in an aggregate original principal amount of $1,199,500 on the First Amendment Effective Date, and up to a further $1,800,500 of New Notes following the First Amendment Effective Date.

2.2.2.        Interest on the Notes. The unpaid principal amount of the Notes (including any PIK Interest) shall bear cash interest at a rate equal to LIBOR plus 7% per annum plus 3% per annum of PIK interest (defined below); provided that upon and during the continuance of an Event of Default under Section 7.1.1, the cash interest rate shall increase by an additional 2% per annum. Interest on the Notes shall be paid on the last Business Day of each calendar month (the “Interest Payment Date”), starting with the calendar month ending October 31, 2014. Such interest shall be paid in cash except that 3.00% per annum of the interest due on each Interest Payment Date shall be paid-in-kind, by increasing the principal amount of the Notes by the amount of such interest, effective as of the applicable Interest Payment Date (“PIK Interest”). PIK Interest shall be treated as principal of the Note for all purposes of interest accrual or calculation of any premium.

2.2.3.        Fees; Prepayment Premium.

2.2.3.1.          At the Closing Date, the Company has paid to the Note Purchasers a structuring fee equal to $385,000, and on each subsequent date on which Notes (other than the New Notes) are issued, the Company shall pay to the Purchasers a structuring fee equal to 3.5% of the original principal amount of the Notes issued on such date. The structuring fee shall be netted out of the funding at the Closing Date and on each issuance date following the Closing Date.

2.2.3.2.          Upon the earlier of the date on which the Note Obligations are paid in full, or become due (whether at the Maturity Date or upon acceleration), the Company shall pay to the Note Purchasers a termination fee equal to the sum of (x) $770,000 plus (y) 7.0% of the original principal amount of the Notes (including the New Notes) issued following the Closing Date.

2.2.4.        Payment of the Notes.

2.2.4.1.          Payment at Maturity. The principal of the Notes and all unpaid interest thereon or other amounts owing hereunder shall be paid in full in cash on September 30, 2017 (the “Maturity Date”). If the Maturity Date is not a Business Day, such payment shall be due on the next following Business Day.

2.2.4.2.          Optional Prepayments. In addition to being required to make Mandatory Prepayments as required under Section 2.2.4.4, the Company may prepay the Notes from time to time in whole or in part, without penalty or premium, except that any optional prepayments of the Notes prior to the first anniversary of the Closing Date shall be accompanied by a prepayment premium equal to 5.00% of the principal amount prepaid. Any such prepayment shall include accrued and unpaid interest on the amount prepaid.

2.2.4.3.          Amortization. Commencing on the last Business Day of September, 2016, the Company shall make monthly amortization payments on the Notes in an amount, as of the date of such payment, equal to (x) the then outstanding principal amount divided by (y) the number of months left until the Maturity Date. The amount of the monthly amortization payment shall be calculated by the Company, and provided to the Collateral Agent for review, initially prior to the first such payment and recalculated following any optional or mandatory prepayment.

2.2.4.4.          Mandatory Prepayments. Upon receipt of any Monetization Revenues, the Company or the Collateral Agent, as the case may be, shall apply 86% of such Monetization Net Revenues to the payment of accrued and unpaid interest on, and then to repay outstanding principal of, and any fees with respect to, the Notes until all Note Obligations have been paid in full; provided that 100% of Monetization Net Revenues from the Specified Licenses shall be so applied. Payments by the Company on the Notes shall be made monthly on the last Business Day of each month with respect to Monetization Revenues received through the last Business Day of the prior month. For the avoidance of doubt, mandatory prepayments are not subject to any prepayment premium.

2.2.4.5.          Application of Payments. Payments on the Notes shall be applied in the following order, first to any then outstanding expenses or other amounts owing pursuant to Article IX; second, to accrued and unpaid interest (excluding PIK Interest); third to principal; fourth to any prepayment premium on the principal so repaid; and finally, after all principal of the Notes and any prepayment premium, has been paid in full, to the termination fee. Optional and mandatory repayments shall reduce required amortization payments pro rata. Payments on Notes (other than accrued and unpaid interest, which shall be applied pro rata to interest due on all outstanding Notes) shall be first applied to Notes with the lowest amount of unamortized original issue discount as a percentage of principal.

2.3.        Monetization Revenues. All Monetization Revenues received by the Company or deposited in the Cash Collateral Account shall be applied so that 86% of Monetization Net Revenues are applied to the Note Obligations until paid in full; provided, that 100% of Monetization Net Revenues from the Specified Licenses shall be so applied; and provided further that 100% of the Monetization Net Revenues received since the last Business Day of the preceding month shall be applied to pay any past due Note Obligations, including in the event of acceleration of the Notes. Following payment in full of the Note Obligations, the Applicable Percentage of the Monetization Net Revenues received following the payment in full of the Note Obligations shall be paid to the Revenue Participants for application to the Revenue Stream, in accordance with Section 2.1.2 and Schedule 2.1, until fully satisfied; provided that in the event of an acceleration of the Revenue Stream, 100% of the Monetization Net Revenues received since the last Business Day of the preceding month shall be applied to pay the remaining balance of the Revenue Stream. The Company, after payment in full of the Note Obligations, may prepay any or all of the remaining balance of the Revenue Stream (as defined with respect to the applicable time of such payment in the definition of Revenue Stream). In the event of an ***, 100% of Monetization Net Revenues shall be applied to the payment of the Note Obligations and, following the payment in full of the Note Obligations, to the Revenue Stream, pending ***, which, if and to the extent that ***, then the Net Revenues applied after such determination to payment of the Note Obligations or the Revenue Stream shall revert to the Applicable Percentages per the terms of this Agreement as if *** had not occurred, and any amounts then due back to the Company will be treated as prepayments of the Note Obligations, or if the Note Obligations have been paid in full, of the Revenue Stream.

2.4.        Purchase Price Allocation. The Company and the Purchasers agree that, for purposes of Sections 305 and 1271 through 1275 of the Code or any other jurisdiction, the aggregate purchase price of the Original Notes issued on the Closing Date shall be $9,115,000, the aggregate purchase price of the New Notes issued on the First Amendment Effective Date shall equal $1,049,525, the purchase price of the Warrants shall be $40,000, the aggregate purchase price of the Revenue Stream shall be the sum of (a) $550,000 plus (b) 5% of the original principal amount of any New Notes issued on and after the First Amendment Effective Date, the purchase price of the New Notes issued after the First Amendment Effective Date shall equal 95% of the principal amount of such Notes, and that such purchase prices shall be used by the Company and each Purchaser for all financial reporting and income tax reporting purposes.

2.5.        Taxes. Any and all payments by the Company with respect to any Notes or the Revenue Stream shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings in any such case imposed by the United States or any political subdivision thereof, excluding taxes imposed or based on the recipient Purchaser’s overall net income, and franchise or capital taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as “Taxes”). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Notes to any Purchaser, (i) the sum payable shall be increased as may be reasonably necessary so that after making all required deductions for taxes (including deductions for taxes applicable to additional sums payable under this Section 2.5) such Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall remit the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of such Taxes (or, if later, promptly upon a receipt becoming available), the Company shall furnish to the Purchasers the original or certified copy of a receipt evidencing payment thereof. If the Company or any Purchaser shall subsequently receive a refund or tax credit for any such Taxes withheld as to which the Purchaser has been made whole pursuant to the preceding procedure, any such refund or credit shall be for the sole account of the Company.

2.6.        Manner and Time of Payment. All payments to the Note Purchasers or the Revenue Participants (or the Cash Collateral Account, as the case may be) shall be made by wire transfer or other same day funds, without set off, not later than 2:00 p.m. on the day such payment is due, in accordance with the payment instructions set forth on Schedule 2.6.

2.7.        Patent License. Effective as of the earlier of (x) the date that is 365 days after the Closing Date or (y) the occurrence of an Event of Default, the Company shall grant to the Collateral Agent, for the benefit of the Secured Parties, a non-exclusive, royalty free, license (including the right to grant sublicenses) with respect to the Patents, which shall be evidenced by, and reflected in, the Patent License Agreement, which shall be delivered at Closing. The Patent License Agreement shall terminate upon payment in full of the Note Obligations and the Revenue Stream and as otherwise specified in the Patent License Agreement, but any sublicenses granted prior to any termination of this Agreement (except to Collateral Agent or its affiliates) shall survive according to the respective terms and conditions of such sublicenses. The Collateral Agent and the Secured Parties agree that the Collateral Agent shall only use such license (a) following the occurrence and during the continuance of an Event of Default (including, without limitation, an Event of Default on account of a breach of the minimum liquidity requirement of Section 6.10 or on account of a payment default arising from a failure to timely make any required amortization payments); or (b) from December 1, 2015 until the later of (x) February 1, 2016, (y) the Company’s delivery of a compliance certificate demonstrating compliance with Section 6.10 for any week on or after the week ended February 4, 2016, and (z) the date on which the Company shall have made the second of two consecutive monthly amortization payments in accordance with Section 2.2.4.3.

2.8.        Additional Fundings.

2.8.1.          It is contemplated that the Company may subsequently request that the Purchasers acquire up to $2,000,000 in additional Notes (in addition to the aggregate $14,000,000 issued and committed to be issued as of the First Amendment Effective Date), and further acquire additional interests in the Company’s Monetization Revenues. If the Company shall make such request, and if the Purchasers agree, in their sole discretion, to provide such additional funding to the Company, this Agreement shall be amended in a manner satisfactory to the Company and the Purchasers to reflect the economic and other terms and conditions of such additional funding, which terms and conditions shall be satisfactory to the Company and the Purchasers. In particular, it is contemplated that to the extent that such incremental funding occurs, the additional Notes and participation in the Monetization Revenues will have substantially the same economic terms as those issued on and after the First Amendment Effective Date (e.g., will contemplate the same rate, percentage fees, etc. and will provide for a proportional additional share of Monetization Net Revenues.)

2.8.2.          In addition, if and to the extent that the Company breaches its obligations under Section 6.14 to timely pay amounts due under its Patent Purchase Agreements, the Purchasers shall have the option (but no obligation) to advance directly to the applicable seller under such Patent Purchase Agreement any such past due amounts. If and to the extent that the Purchasers elect to make such advances, this Agreement shall be amended in a manner satisfactory to the Purchasers (and the Company shall be deemed to have irrevocably consented to such amendment) so as to reflect the economics of such additional funding, which shall be on economic terms that are substantially the same as the Notes and Revenue Stream issued at Closing (but with a maturity date and return threshold deadlines that are consistent with the Notes and Revenue Stream issued at Closing).

2.9.        Proceeds of Patent Monetization. Notwithstanding any other provision of this Agreement, including, without limitation, Section 2.2.4.4 and Section 2.3 which are superseded by this Section 2.9 , in the event of a sale or license whether exclusive or non exclusive, of all or a portion of the Patents or any other transaction that gives rise to Monetization Revenues (each a “Patent Realization Event”) the proceeds of any such transaction, as and when received by the Company, shall be applied as follows:

i)         100% of the Patent Realization Event Net Proceeds from any such transaction shall be applied to the Note Obligations (which shall include any principal, interest, termination fees, legal fees or other expenses of the Collateral Agent in connection with such transaction) until paid in full.

ii)          Following the payment in full of the Note Obligations, 75% of the remaining Patent Realization Event Net Proceeds shall be applied to the Revenue Stream until the amount applied to the Revenue Stream pursuant to this clause (ii) totals $5 million.

iii)      Following the application of $5 million to the Revenue Stream pursuant to clause (ii), 50% of the remaining Patent Realization Event Net Proceeds shall be applied to the Revenue Stream until the amount applied to the Revenue Stream pursuant to this clause (iii) totals, (x) if paid in full on or before September 30, 2016, $3,500,000, (y) if not paid in full on or before September 30, 2016 but paid in full on or before December 31, 2016, $4,500,000, and (z) if not paid in full on or before December 31, 2016, $6,284,538;

provided, that notwithstanding the foregoing clauses (ii) and (iii), in the event of an acceleration of the Revenue Stream, 100% of the Patent Realization Event Net Proceeds shall be applied to the Revenue Stream until the Purchasers have received $11,284,538 on account of the Revenue Stream.

For the avoidance of doubt, proceeds of any Disposition of any Patents, or of any equity interest in Owner, shall constitute Monetization Revenues and shall be distributed in accordance with this Section 2.9. Prior to the occurrence of an Event of Default, the Company may also elect to satisfy the Note Obligations and Revenue Stream from sources other than Patent Realization Event Net Proceeds and may also accelerate the payments provided for above so that greater percentages of the Patent Realization Event Net Proceeds are applied to satisfy the Revenue Stream. For the sake of clarity, and consistent with clauses (i) and (ii) above, the Revenue Stream can be fully satisfied and the Company’s obligations with respect to the Revenue Stream fully discharged if, prior to an Event of Default, either (i) on or before September 30, 2016, the Note Obligations have been fully paid and the Purchasers have received $8,500,000 on account of the Revenue Stream, or (ii) on or before December 31, 2016, the Note Obligations have been fully paid and the Purchasers have received $9,500,000 on account of the Revenue Stream, or (iii) thereafter, the Note Obligations have been fully paid and the Purchasers have received $11,284,538 on account of the Revenue Stream.

For purposes of this Section 2.9, the “Patent Realization Event Net Proceeds” of a transaction, shall mean the greater of (A) the total gross Monetization Revenues of such transaction, less the following (i) any brokers’ commissions that have been approved, in advance, by the Collateral Agent, (ii) the Company’s reasonable documented legal fees and expenses directly related to such transaction; provided, for the avoidance of doubt, that no legal fees or expenses incurred prior to December 1, 2015 shall be deducted from such gross proceeds, less (iii) solely in the case of a Patent Sale of the Panasonic and Huawei Patents, Contractual Obligations of the Company to certain third parties as detailed below and (B) 60% of the total gross Monetization Revenues of such transaction. Specifically, in the case of Panasonic patents, such third party Contractual Obligations consist of 20% of gross transaction proceeds owed to Panasonic, 2% of “*** Net Monetization Revenues” owed to *** (with such term defined in the agreement between the Company ***), and 4% of “*** Net Monetization Revenues”, up to a pre-determined limit, owed to *** (with such term defined in the engagement letter between the Company and ***). In the case of Huawei patents, such third party Contractual Obligations consist of 20% of “Huawei Net Monetization Revenues” owed to Huawei (with such term defined in the Patent Purchase Agreement between the Company and Huawei), 10% of gross transaction proceeds, up to a pre-determined limit, owed to ***, 2% of “*** Net Monetization Revenues” owed to *** (with such term defined in the agreement between the Company and ***), and 4% of “*** Net Monetization Revenues”, up to a pre-determined limit, owed to *** (with such term defined in the engagement letter between the Company and ***).

By way of illustration, assuming (i) that the gross proceeds of a sale of some or all of the Panasonic Patents totals $50,000,000, (ii) that the broker’s commission is owed pursuant to the *** Brokerage Agreement, (iii) that the Note Obligations (including expenses of the Collateral Agent) total $10,906,465 as of such date, which consist of $10,052,500 of principal outstanding and $853,965 of termination fees (PIK interest has been excluded for this example only), (iv) that the legal fees and disbursements of the Company in connection with such transaction totals $100,000, (v) that allowable deductible expenses for purposes of calculating third party Contractual Obligations under the Company’s agreements with third parties are $2,000,000 in all cases, and (vi) that clause (iii)(z) above applies, the proceeds of such sale shall be distributed as follows:

$50,000,000 would generate a commission due to *** under the *** Brokerage Agreement of (0.1 x $1,000,000) + (0.075 x $4,000,000) + (0.05 x $45,000,000) = $2,650,000.

Patent Realization Event Net Proceeds would be calculated as:

The greater of:

(A)

Gross Proceeds	$50,000,000
Less *** fees	$(2,650,000)
Less Company legal fees	$(100,000)

(Note: Contractual Obligations to *** if this was a Huawei/Nokia sale would be 10% of gross transaction proceeds up to a total of approx.. *** based on previously deferred legal billings))

Less Contractual Obligation to Panasonic	$(10,000,000)
Less Contractual Obligation to ***	$(960,000)
(Or to *** if this was a Huawei/Nokia sale)
Less Contractual Obligation to ***	$(336,600)
Net Proceeds	$35,953,400

and

(B) $30,000,000 (60% of $50,000,000)

Patent Realization Event Net Proceeds equals $35,953,400.

i) $10,906,465 is applied to the Note Obligations, leaving $25,046,935 of Patent Realization Event Net Proceeds;

ii) Of the next $6,666,667 in Patent Realization Event Net Proceeds, $5,000,000 is applied to the Revenue Stream and $1,666,667 to the Company, leaving $18,380,268 in remaining Patent Realization Event Net Proceeds;

iii) Of the remaining $18,380,268, $6,284,538 is applied to the Revenue Stream, leaving $12,095,730, which will be paid to the Company.

The result of the foregoing distribution of $50,000,000, after payment of $2,750,000 in transaction expenses, is a total of $22,191,003 being paid to the Purchasers, $13,762,397 being paid to the Company, and $11,296,600 being paid to satisfy third party Contractual Obligations.

ARTICLE III

CONDITIONS PRECEDENT

3.1.        Conditions to Closing. The obligation of each Revenue Participant to purchase its respective pro rata share of the Revenue Stream and the obligation of each Note Purchaser to purchase its respective pro rata share of the Notes on the Closing Date is subject to the satisfaction of the conditions set forth in this Section 3.1:

3.1.1.        Deliveries. The Company (and each of its Subsidiaries, as applicable) shall have delivered to each Purchaser and the Collateral Agent fully executed (where applicable) copies of the following:

3.1.1.1.          this Agreement;

3.1.1.2.          the Notes;

3.1.1.3.          the Security Agreement;

3.1.1.4.          the Patent License Agreement;

3.1.1.5.          the Patent Security Agreement;

3.1.1.6.          the Certificate of Designation;

3.1.1.7.          the Proxy;

3.1.1.8.          the Voting Agreement;

3.1.1.9.          Series F Stock Certificate in Inventergy, Inc.

3.1.1.10.         (i) a copy of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or other constitutive document, including all amendments thereto, of the Company, certified as of a recent date by the Secretary of State of the state of its organization and a certificate as to the good standing of the Company as of a recent date, from such Secretary of State (or, in each case, a comparable governmental official, if available); (ii) a certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws and any limited liability company agreement of the Company as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or managers of the Company authorizing the execution, delivery and performance of the Documents, and that such resolutions and consents have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Company or the applicable subsidiary have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other Document on behalf of the Company; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above;

3.1.1.11.         an opinion of counsel for the Company addressed to the Collateral Agent and each other party hereto in customary form and otherwise in form and substance reasonably satisfactory to the Collateral Agent;

3.1.1.12.         an officer’s certificate from an Authorized Officer of the Company certifying that the condition set forth in Section 3.1.2 has been satisfied;

3.1.1.13.         all documentation and other information about the Company requested by the Revenue Participants or the Note Purchasers or the Collateral Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

3.1.1.14.         evidence satisfactory to the Purchasers that the Existing Notes has been fully repaid (or will be paid, by direct wire, with the proceeds of the Notes and Revenue Share) and all Liens securing such Indebtedness released (or agreed to be released by the Collateral Agent pursuant to a payoff letter acceptable in form and substance to the Purchasers.)

3.1.2.        Representations and Warranties; No Default. The representations and warranties contained in this Agreement and the other Documents shall be true and correct in all material respects, and there shall exist no Default or Event of Default, including after giving effect to the transactions contemplated herein.

3.1.3.        Consummation of Purchase of Common Stock. The Subscription Agreement shall have been executed and delivered and shares of Parent Common Stock sold to the Purchasers as contemplated thereby.

3.1.4.        Fees and Expenses. The structuring fee and the expenses of the Purchasers and the Collateral Agent invoiced as of the Closing Date shall have been paid in full, in cash; which sums shall be acknowledged to have been received by the Company but applied by the Purchasers at Closing.

3.1.5.        Due Diligence. The Purchasers shall have completed their due diligence, and shall be satisfied with the results thereof, in their sole judgment.

3.1.6.        Senior Lien. The Purchasers shall be satisfied that, after giving effect to the Collateral Documents and to the making of any filings contemplated thereby, including, without limitation, UCC filings and filings in the United States Patent and Trademark Office, the Collateral Agent will have a first priority perfected lien in the Patents registered in the United States and on all other material assets of the Company and its Subsidiaries.

3.1.7.        W-9. The Purchasers shall have delivered completed Forms W-9 (or applicable equivalent) to the Company.

3.2.        Conditions to Additional Funding on and after the First Amendment Effective Date. The obligation of each Revenue Participant to purchase its respective pro rata share of the Revenue Stream and the Warrants and the obligation of each Note Purchaser to purchase its respective pro rata share of the New Notes on and after the First Amendment Effective Date, are subject to the satisfaction of the conditions set forth in this Section 3.2:

3.2.1.        Total Amount. The total original principal amount of Notes issued hereunder shall not exceed $14,000,000 (of which up to $3,000,000 may be New Notes).

3.2.2.        Request for issuance. The Company shall have provided the Purchasers with a request for the issuance of such New Notes not later than ten Business Days prior to the proposed date of such issuance, and the issuance date shall not be later than December 31, 2015.

3.2.3.        Deliveries. The Company (and each of its Subsidiaries, as applicable) shall have delivered to each applicable Purchaser and the Collateral Agent fully executed (where applicable) copies of the following:

3.2.3.1.          this Amended Agreement (only for the issuance on the First Amendment Effective Date);

3.2.3.2.          Notes in the amount of such proposed issuance;

3.2.3.3.          the Warrants (only for the issuance on the First Amendment Effective Date);

3.2.3.4.          an officer’s certificate from an Authorized Officer of the Company certifying that the conditions set forth in Section 3.2.4 and 3.2.5 have been satisfied; and

3.2.3.5.          an officers certificate that attaches the Specified Licenses to which the Company is party as of the date of such issuance, sets forth the terms of any such Specified Licenses to which the Company is party as of such issuance, including projected payments, and sets forth all related Monetization Expenses that will be payable in connection with such payments, all in reasonable detail and all of which shall be in form and substance satisfactory to the Majority Purchasers (a “Specified License Certification”).

3.2.4.        Entry into Specified Licenses. Evidence satisfactory to the Purchasers that the Company has entered into Specified Licenses on terms satisfactory to the Purchasers with total future Monetization Net Revenues from such Specified Licenses equal to not less than 100% of the original principal amount of any Notes issued from and after the First Amendment Effective Date, and either that initial payments under such Specified Licenses have been deposited into the Cash Collateral Account or, if no initial payment is required for the effectiveness of such Specified License, the Collateral Agent has received evidence satisfactory to it in its sole discretion of the effectiveness of such Specified License. In connection with the funding of New Notes on the First Amendment Effective Date, evidence satisfactory to the Purchasers that the initial installment under the Initial Specified License has been received by the Company.

3.2.5.        Representations and Warranties; No Default. The representations and warranties contained in this Agreement and the other Documents shall be true and correct in all material respects, and there shall exist no Default or Event of Default, including after giving effect to the transactions contemplated herein.

3.2.6.        Fees and Expenses. The expenses of the Purchasers and the Collateral Agent in connection with such issuance or otherwise due hereunder shall have been paid to the extent invoiced as of the proposed issuance date

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Revenue Participants to purchase the Revenue Stream and the Note Purchasers to purchase the Notes, the Company hereby represents and warrants to the Purchasers as of the Closing Date, the First Amendment Effective Date and the date of each subsequent issuance of Notes that:

4.1.        Organization and Business. The Company is (a) a duly organized and validly existing corporation or limited liability company, (b) in good standing under the laws of the jurisdiction of its incorporation or organization, and (c) has the power and authority, corporate or otherwise, necessary (i) to enter into and perform this Agreement and the Documents to which it is a party, and (ii) to carry on the business now conducted or proposed to be conducted by it. Schedule 4.1 sets forth all of the Company’s Subsidiaries and each other entity in which the Company holds an interest, directly or indirectly, and sets forth the ownership of all equity securities of each such Subsidiary or other entity (including joint venture, membership or partnership interests, and including convertible securities, options or warrants).

4.2.        Qualification. The Company and each of its Subsidiaries is duly and legally qualified to do business as a foreign corporation or limited liability company and is in good standing in each state or jurisdiction in which such qualification is required and is duly authorized, qualified and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner in which it is conducted.

4.3.        Operations in Conformity with Law, etc. The operations of the Company and each of its Subsidiaries as now conducted or proposed to be conducted are not in violation in any material respect of, nor is the Company or any of its Subsidiaries in default in any material respect under, any Legal Requirement.

4.4.        Authorization and Non-Contravention. The Company and each of its Subsidiaries has taken all corporate, limited liability or other action required to execute, deliver and perform this Agreement and each other Document. All necessary consents, approvals and authorizations of any governmental or administrative agency or any other Person of any of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. This Agreement and each other Document does not (i) contravene the terms of any of the Company’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (x) any Contractual Obligation of the Company or its applicable Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Company or any such Subsidiary is subject or (iii) violate any Legal Requirement.

4.5.        Intellectual Property.

(a)          Owner is the entire, valid, sole and exclusive beneficial owner of all right, title and interest to all of the Patents, including the right to sue for past, present and future infringement of the Patents, with good and marketable title.

(b)          The Patents are free and clear of any and all Liens other than any Existing Encumbrances that would not otherwise constitute a breach of Sections 4.5(c), (d) or (k).

(c)          ***

(d)          ***

(e)          Owner is listed as record owner of all of the Patents in the United States Patent and Trademark Office ***.

(f)          All of the granted Patents indicated are subsisting and have not been adjudged invalid or unenforceable, in whole or in part, and none of the Patents are at this time the subject to any challenge to their validity or enforceability. To the knowledge of the Company, the granted Patents are valid and enforceable.

(g)          Except as set forth on Schedule 4.5(g), the Company has no notice of any lawsuits, actions or opposition, cancellation, revocation, re-examination or reissue proceedings commenced or threatened with reference to any of the Patents.

(h)          There are no overdue amounts owed to Nokia Corporation under Section 4.1 of the Nokia PPA.

(i)          There are no “Guaranteed Payments” outstanding whose payment is required to avoid triggering any re-purchase right of Panasonic Corporation under the Panasonic PPA.

(j)          Except as set forth in Section 4.2 of the Panasonic PPA, there are no existing contracts, agreements, options, commitments, or rights with, to, or in any person to acquire any of the Patents.

(k)          The Patents acquired by Owner from Huawei Technologies Co., Ltd. under the Patent Rights Assignment Agreement, dated as of May 15, 2003 (“Huawei PRAA”), are subject only to the existing license agreements granted to the parties set forth on Exhibit C to the PRAA, and the terms of Sections 3.3, 3.4, 3.5, 3.6, 3.7, and 3.8 of the Huawei PRAA. Otherwise, such Patents are not subject to any license, sublicense, covenant not to sue, other immunity from suit under the Patents, or any other right of any kind that would materially restrict or impair the ability of Owner to pursue Monetization Activities. Other than as provided for by Sections 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, and 5.5 of the Huawei PRAA, no prior owner of such Patents or other third party has the right to grant any license, sublicense, covenant not to sue, other immunity from suit under the Patents, or any other right of any kind that would materially restrict or impair the ability of Owner to pursue Monetization Activities.

4.6.        Material Agreements. Schedule 4.6 sets forth each agreement relating to the purchase or other acquisition of any Patent, including seller notes issued in connection with such acquisition, and any other material agreement relating to any Patent (other than the Existing Encumbrances). Each such agreement is in full force and effect for the benefit of the Company and to the knowledge of the Company there are no material defaults under any such agreement except as listed in Schedule 4.6. The Purchasers have been provided with true and complete copies of all Specified Licenses entered into by the Company as of such date; the applicable Specified License Certification correctly sets forth the projected payments with respect to such Specified Licenses and all Monetization Expenses which the Company is obligated to pay with respect to Monetization Revenues from the Specified Licenses; the Collateral Agent holds a first priority perfected lien with respect to the Company’s rights under all such Specified Licenses; such Specified Licenses remain in full force and effect; neither the Company nor any counterparty to such Specified Licenses are in material default of the terms of such Specified License; all payments due to the Company under such Specified Licenses have been timely paid and have been deposited into the Cash Collateral Account; and the Company has timely paid all Monetization Expenses when and as due with respect to such Specified Licenses.

4.7.        Margin Regulations. The Company is not engaged, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and the Notes will not be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

4.8.        Investment Company Act. The Company is not, and is not required to be, registered as an “investment company” under the Investment Company Act of 1940.

4.9.        USA PATRIOT Act, FCPA and OFAC.

4.9.1.          To the extent applicable, the Company is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act.

4.9.2.          No part of the proceeds of the Notes or the purchase price for the Revenue Stream will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.9.3.          None of the Company nor, to the knowledge of the Company, any director, officer, agent, employee or controlled Affiliate of the Company, is currently the subject of any U.S. sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the Notes or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently the subject of any U.S. sanctions program administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

4.10.      No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company or the grant or perfection of Liens on the Collateral. The Company is not in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

4.11.      Binding Effect. This Agreement and each other Document constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

4.12.      Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of the Company (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Purchaser or the Collateral Agent in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Company represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS AND

COLLATERAL AGENT

Each Purchaser, for itself and for no other Purchaser, and the Collateral Agent hereby represents and warrants to the Company as of the Closing Date:

5.1.        Authority. The Purchaser and the Collateral Agent, as the case may be, has the power and authority, corporate or otherwise, necessary to enter into and perform this Agreement and the Documents to which it is a party.

5.2.        Binding Effect. This Agreement and each other Document constitute the legal, valid and binding obligations of the Purchaser and the Collateral Agent, enforceable against the Purchaser or the Collateral Agent as the case may be in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.3.        Investment Intent. The Purchaser understands that each of the Notes and Warrants, to the extent constituting a security, is a “restricted security” and has not been registered under the Securities Act or any applicable state securities law and is acquiring the Notes and Warrants as principal for its own account and not with a view to or for distributing or reselling the Notes or Warrants in violation of the Securities Act or any applicable state securities laws. The Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of the Notes, the Warrants or the shares of Common Stock issuable upon exercise of the Warrants (or any securities which are derivatives thereof) to or through any person or entity, in each case, other than transfers or distributions to an Affiliate of such Purchaser.

5.4.        Experience of the Purchaser. The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Note and Warrants, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Notes and Warrants and, at the present time, is able to afford a complete loss of such investment. The Purchaser understands that its investment in the Notes and Warrants involves a significant degree of risk.

5.5.        Access to Information. The Purchaser acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Notes and Warrants and the merits and risks of investing in the Notes and Warrants; (ii) access to information about the Company and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Notes and Warrants.

5.6.        Reliance on Exemptions. The Purchaser understands that the Notes and Warrants are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire its Notes and Warrants.

ARTICLE VI

COVENANTS

Until all of the Company’s obligations with respect to the Notes and the Revenue Stream, have been paid in full in cash, the Company shall comply with the covenants set forth in this Article VI.

6.1.        Taxes and Other Charges. The Company shall duly pay and discharge, or cause to be paid and discharged, before the same becomes in arrears, all taxes, assessments and other governmental charges imposed upon the Company and its properties, sales or activities, or upon the income or profits therefrom; provided, however, that any such tax, assessment, charge or claim need not be paid if the validity or amount thereof shall at* the time be contested in good faith by appropriate proceedings and if the Company shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto; provided, further, that the Company shall pay or bond, or cause to be paid or bonded, all such taxes, assessments, charges or other governmental claims immediately upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (except to the extent such proceedings have been dismissed or stayed).

6.2.        Conduct of Monetization Activities; Reporting and Consultation.

6.2.1.          The Company shall undertake its best efforts to diligently pursue the monetization of the Patents, and shall provide reasonable regular updates to the Purchasers and their advisors, and shall consult with Purchasers and their advisors on request, as to its Monetization Activities, including providing the Purchasers with a summary of any material litigation relating to the Patents or the Monetization Activities, copies of material correspondence, pleadings, judgments, orders, licenses, settlement agreements or other documents reasonably requested by the Majority Purchasers, and, no later than the 15th day of every month, a report calculating in detail its Monetization Revenues for the prior month, in each case in form and substance reasonably satisfactory to the Majority Purchasers. Subject to the preservation of any privilege and confidentiality requirements, the Company shall authorize and direct any legal counsel or consultant engaged by it to discuss the status of the Company’s Monetization Activities with the Purchasers and the Collateral Agent, provided that the Company has the reasonable opportunity to have at least one Company representative present, in person or by telephone, for any such discussions.

6.2.2.          Notwithstanding Section 6.2.1, Section 6.5 or Section 6.6, but subject to compliance with Section 6.9.3, the Company shall not be required to breach any contractual obligation of confidentiality or to jeopardize any legal privilege.

6.3.        Maintenance of Existence. The Company shall do all things necessary to preserve, renew and keep in full force and effect and in good standing its legal existence and authority necessary to continue its business.

6.4.        Compliance with Legal Requirements. The Company shall comply in all material respects with all valid then existing Legal Requirements applicable to it, except where compliance therewith shall at the time be contested in good faith by appropriate proceedings.

6.5.        Notices; Reports.

6.5.1.        Certain Notices; Reports. The Company shall furnish to each of the Note Purchasers and Revenue Participants:

6.5.1.1.          Promptly, notice of any dispute, litigation, investigation, suspension or any administrative or arbitration proceeding by or against the Company for an amount in excess of $500,000 or affecting the Company’s ownership rights with respect to the Patents;

6.5.1.2.          promptly upon acquiring knowledge thereof, the existence of any Default or Event of Default, specifying the nature thereof and what action the Company has taken, is taking or proposes to take with respect thereto; and

6.5.1.3.          promptly, and in any event within 10 Business Days, such additional business, financial, corporate affairs and other information as the Majority Purchasers may reasonably request.

Each notice pursuant to this Section shall be accompanied by a statement by an Authorized Officer of the Company, on behalf of the Company, setting forth details of the occurrence referred to therein (including, if applicable, describing with particularity any and all clauses of this Agreement or the Other Documents that may have been breached), and, subject to any requirement of privilege, stating what action the Company or other Person proposes to take with respect thereto and at what time.

6.5.2.        In the event that the Company receives notice, or becomes aware, of *** would constitute *** contained in ***, in addition to the remedies set forth in any Document, the Company shall give immediate notice thereof to the Purchasers and the Collateral Agent, with reasonable detail concerning the basis for *** of the Company’s intended approach to addressing such ***. The Company shall provide periodic updates of its progress in resolving *** to the Purchasers. Upon the final resolution or withdrawal of any such ***, the Company shall provide notice of such resolution or withdrawal, with supporting documentation, to the Purchasers. ***.

6.6.        Information and Access Rights.

6.6.1.        Upon reasonable request of the Majority Purchasers (and requests made not more often than quarterly shall be deemed reasonable), the Company shall permit any Purchaser and any Purchaser’s duly authorized representatives and agents to visit and inspect any of its property, corporate books, and financial records related to the Patents, to examine and make copies of its books of accounts and other financial records related to the Patents and its Monetization Activities and Monetization Revenues, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its managers, officers, employees and independent public accountants (and by this provision the Company hereby authorizes such accountants to discuss with the Purchasers the finances and affairs of the Company so long as (i) an officer or manager of the Company has been afforded a reasonable opportunity to be present for such discussion and (ii) such accountants shall be bound by standard confidentiality obligations), in each case related to the Patents and the Monetization Activities and Monetization Revenues. In addition, upon request of the Majority Purchasers from time to time, and subject to any claims of privilege, the Company shall provide the Purchasers with a status update of any material development in any litigations or any administrative or arbitration proceeding related to the Patents. All costs and expenses reasonably incurred by the Purchasers and their duly authorized representatives and agents in connection with the exercise of the Purchasers’ rights pursuant to this Section 6.6 shall be paid by the Company.

6.6.2.        The Purchasers acknowledge that in connection with their information and access rights under this Agreement, the Company may be required to provide information that may be deemed to be material non public information; provided that the Company agrees to clearly identify any such information prior to delivery and to request and obtain Purchaser confirmation prior to such delivery that the Purchasers wish to receive such information notwithstanding that it may constitute material non public information. The Purchasers and the Company agree to work together in good faith to establish procedures for the handling of information that may constitute material non public information, including procedures that enable the Purchasers to evaluate from time to time the extent to which they are prepared to receive material non public information by the Company and as to which of such information will be subject to periodic “cleansing disclosure” and/or the establishment of “trading windows” in order to achieve the Purchasers’ objectives of remaining reasonably informed of the Company’s Monetization Activities and available to consult with the Company regarding such activities, while not being unreasonably restricted in public trading of common stock of the Company. For the avoidance of doubt, subject to the Company not providing the Purchasers with any information that it is not prepared to disclose to the public without first providing a written notice to the Purchasers identifying, with specificity, which information is subject to such restriction, the Company shall have no obligation to any Purchaser to disclose information to the public, whether by press release or SEC filing, that it is not otherwise obligated to disclose at such time pursuant to the Securities Exchange Act of 1934 and the regulations of the SEC promulgated thereunder.

6.7.        Indebtedness. The Company shall not create, incur, assume or otherwise become or remain liable with respect to any Indebtedness that is secured by the Patents or any rights related thereto (other than the obligations to vendors of the Patents that are set forth on Schedule 4.5. The Company shall not incur any other Indebtedness, except for:

6.7.1.        Indebtedness in respect of the Obligations;

6.7.2.        unsecured trade payables that are not evidenced by a promissory note and are incurred in the Ordinary Course of Business;

6.7.3.        the existing Indebtedness set forth on Schedule 6.7;

6.7.4.        additional unsecured Indebtedness that is subordinated to the rights of the Purchasers under this Agreement pursuant to an agreement in form and substance satisfactory to the Majority Purchasers; and

6.7.5.        additional Indebtedness secured solely by patent assets purchased after the Closing Date that is subordinated to the rights of the Purchasers under this Agreement pursuant to an agreement in form and substance satisfactory to the Majority Purchasers (“New Secured Indebtedness”); provided that the Purchasers shall have been provided a right of first refusal to provide such New Secured Indebtedness and shall have either waived such right or shall have provided such New Secured Indebtedness; provided that the Purchasers shall use commercially reasonable efforts to respond promptly to any such offered right of first refusal.

6.8.        Liens. The Company shall not create, incur, assume or suffer to exist any Lien upon any Patent or any Monetization Revenues other than the following (“Permitted Liens”):

6.8.1.        Liens securing the Obligations,

6.8.2.        the Existing Encumbrances and other non-exclusive licenses that are entered into pursuant to the Company’s Monetization Activities and otherwise in compliance with this Agreement;

6.8.3.        Liens securing New Secured Indebtedness; and

6.8.4.        Tax and other statutory or involuntary Liens, in each case arising in the Ordinary Course of Business for amounts not yet due or that are being contested in good faith and, in the case of Liens in favor of attorneys or consultants, are not securing claims in excess of amounts that the Company is retaining under this Agreement (i.e., that the Company is not required to apply to the Note Obligations or the Revenue Stream).

6.9.        Management of Patents and Patent Licenses.

6.9.1.        Dispositions. The Company shall not make any Disposition of any Patents or of any equity interests in Owner other than (i) entering into settlement agreements or non-exclusive licensing arrangements with respect to the Patents in pursuit of the Monetization Activities, (ii) sales of the Company’s proprietary hardware and software products in the ordinary course of business provided, for the avoidance of doubt, that no such arrangements shall permit the use of any Patents other than as required for the sale of such products; (iii) the entry into exclusive license agreements or sales of Patents with the written consent of the Majority Purchasers, such consent not to be unreasonably withheld, conditioned or delayed; and (iv) prior to December 1, 2015, the entry into contingency, revenue sharing or profit sharing arrangements with additional law firms, consultants or other professionals to the extent such arrangements are not inconsistent with the Purchasers’ rights in respect of the Monetization Revenues hereunder. For the avoidance of doubt, nothing in the foregoing shall be construed to prohibit Company from replacing or dividing existing agreements under substantially equivalent, or more favorable to the Company, financial and other terms than the Existing Encumbrances or such existing agreements. For the avoidance of doubt, proceeds of any Disposition of any Patents, or of any equity interest in Owner, shall constitute Monetization Revenues.

6.9.2.          Preservation of Patents. Except to the extent consented to by the Collateral Agent (such consent not to be unreasonably withheld, conditioned or delayed), (a) the Company shall, at its own expense, take all reasonable steps to pursue the registration and maintenance of each Patent and shall take all reasonably necessary steps to preserve and protect each Patent and (b) the Company shall not do or permit any act or knowingly omit to do any act whereby any of the Patents may lapse, be terminated, or become invalid or unenforceable or placed in the public domain. At its option, the Collateral Agent or the Majority Purchasers may, at the Company’s expense, take all reasonable steps to pursue the registration and maintenance of each Patent and take all reasonably necessary steps to preserve and protect each Patent and the Company hereby grants the Collateral Agent a power-of-attorney to take all steps in the Company’s name in furtherance of the foregoing; provided that the foregoing shall not be interpreted as excusing the Company from the performance of, or imposing any obligation on the Collateral Agent or the Majority Purchasers to cure or perform any obligation of the Company; provided further that the Collateral Agent shall give the Company prompt written notice following any action taken by the Collateral Agent under this Section 6.9.2, and shall endeavor to give the Company advance written notice where feasible.

6.9.3.          Entry into Agreements. Neither the Company nor any Affiliate of the Company shall enter into any contract or other agreement with respect to the Patents that contains confidentiality provisions prohibiting or otherwise restricting the Company or such Affiliate from disclosing the existence and content of such contract or other agreement to the Note Purchasers and their counsel; provided that, with respect to any contract that provides for at least $500,000 in payments to the Company, the Company shall not be precluded from entering into confidentiality provisions so long as it has first made commercially reasonable efforts to exclude or limit the scope of such provisions or, to the extent unable to exclude them, to permit disclosure to investors in the Company, including the Purchasers, that agree to maintain the confidentiality of such contracts.

6.10.      Minimum Liquidity. The Company shall maintain not less than (x) One Million Dollars ($1,000,000) in unrestricted cash and Cash Equivalents (“Liquidity”) from the Closing Date through November 1, 2015, (y) Two Hundred Thousand Dollars ($200,000) in Liquidity from March 1, 2016 through June 30, 2016, and (z) One Million Dollars ($1,000,000) in Liquidity from and after September 30, 2016, in each case not including amounts on deposit in the Cash Collateral Account except to the extent the Company is entitled to such amounts and shall provide weekly certifications demonstrating the Company’s Liquidity. Commencing September 30, 2016, such certifications demonstrating the Company’s Liquidity shall be provided by 5:00 p.m. PST on each Friday (or, if Friday is a bank holiday, on the immediately preceding day that is not a bank holiday), shall show Liquidity on that day and shall be accompanied by evidence satisfactory to the Collateral Agent.

6.11.      Cash Collateral Account. The Company has established a depository account (the “Cash Collateral Account”) with an institution reasonably acceptable to the Collateral Agent, which Cash Collateral Account is subject to a control agreement between the Company, such institution and the Collateral Agent. The Company shall cause all Monetization Revenues to be deposited into such Cash Collateral Account, shall provide instructions to each payor of Monetization Revenues to directly deposit any Monetization Revenues into the Cash Collateral Account, and the Company hereby authorizes the Majority Purchasers to inform any payor of Monetization Revenues of the Company’s obligation to direct all Monetization Revenues to the Cash Collateral Account as required hereunder. On each deposit of Monetization Revenues to the Cash Collateral Account, the Company shall deliver an officer’s certificate in the form of Exhibit C to the Collateral Agent detailing the source and nature of such Monetization Revenues, the amount of any related Monetization Expenses (including specifying any Monetization Expenses that have been already deducted from such Monetization Revenues), and setting forth the Company’s calculation of the required application of the resulting Monetization Net Revenues. On a monthly basis on and after the Closing Date, but no later than the 15th day of each month, the Collateral Agent shall deliver to the Company a written statement (each a “Collateral Agent Statement”) with reasonable detail showing the amounts applied by the Collateral Agent in the Cash Collateral Account for the prior month to the payment of the Note or, after the payment in full of the Notes, the payments made to Revenue Participants, and payments to the Company in respect of the Monetization Revenues. The Cash Collateral Account shall be under the sole control of the Collateral Agent and the Company may not have withdrawal rights with respect to, or otherwise control of, the Cash Collateral Account; provided that the Collateral Agent shall make withdrawals from the Cash Collateral Account promptly following the deposit of any Monetization Revenues, and will apply such Monetization Net Revenues to amounts due hereunder in accordance with this Agreement, and will release amounts to pay any Monetization Expenses to appropriate third parties, along with any remaining excess Monetization Revenues to the Company within three (3) Business Days of delivery of the Collateral Agent Statement. The Company shall have access to account statements from the depositary bank concerning the Cash Collateral Account. ***.

6.12.      Further Assurances.

6.12.1.          Upon the reasonable request of the Majority Purchasers or the Collateral Agent, the Company shall (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments, subject to Section 3.1.7, as the Collateral Agent or Majority Purchasers may reasonably request from time to time in order to carry out the purposes of the Documents.

6.12.2.          Within ninety 90 days after the Closing Date, and at Owner’s expense, Owner shall cause to be filed in the applicable foreign filing offices any filings required to perfect Collateral Agent’s first priority lien in the Patents in Canada, China, France, Germany and the United Kingdom. For any other foreign jurisdiction, at the Purchasers’ expense, the Collateral Agent may cause any other filings required to perfect a first priority lien in the Patents in such other jurisdictions and Owner will take any actions reasonably requested by the Collateral Agent from time to time in order to carry out such filings.

6.12.3.          By February 27, 2015, Parent agrees to take all necessary actions to contribute all of its interests in Owner to a newly created Delaware limited liability company and to enter into a limited liability company operating agreement for such newly formed limited liability company substantially in the form attached hereto as Exhibit I and to cause such entity to execute a joinder of the Documents.

6.12.4.          Within one hundred eighty (180) days after the Closing Date, and at Owner’s expense, Owner shall use reasonable best efforts to ***. If Owner is not able to ***, Owner will provide Collateral Agent with a written description of how Owner attempted to ***.

6.13.      Confidentiality. Subject to the Company’s routine compliance with the requirements of the Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder, each party hereto will hold, and will cause its respective Affiliates and its and their respective directors, officers, employees, agents, members, investors, auditors, attorneys, financial advisors, other consultants and advisors and assignees to hold, in strict confidence, unless disclosure to a regulatory authority is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto (including information contained within a Specified License) furnished to it by or on behalf of such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis or becomes available to such party on a non-confidential basis, (2) publicly available through no fault of such party (3) later lawfully acquired from other sources by such party or (4) disclosed to a prospective investor), and neither party hereto shall release or disclose such Information to any other person, except on a confidential basis to its officers, directors, employees, agents, members, investors, Affiliates, auditors, attorneys, financial advisors, other consultants and advisors and except in connection with any proposed assignment or participation of the rights of a Purchaser under this Agreement made in accordance with Section 9.10.2, provided such prospective assignee or participant has agreed to be bound by the confidentiality provisions consistent with those set forth herein.

6.14.      Obligations Under Patent Purchase Agreements.

(a)          Owner will timely pay all amounts due *** under Section 4.2 of the Panasonic PPA on or before thirty (30) days prior to the due date thereof, and shall provide the Purchasers with a Payment Confirmation with respect to such payment. If the Purchasers do not receive a Payment Confirmation by thirty (30) days’ prior to the applicable payment due date, the Purchasers the option, at their sole discretion, to pay the amount due to Panasonic Corporation on Owner’s behalf. For the avoidance of doubt, any failure by Owner to timely make such payment shall constitute an immediate Event of Default hereunder, unless and to the extent that the Purchasers elect (x) to fund such amounts and (y) to treat such funding as an advance under Section 2.8.2.

(b)          If the Purchasers fund any amounts under this Section 6.14, they shall have the option to either (x) treat any such funding as an additional purchase of Notes and participation in the Monetization Net Revenues pursuant to Section 2.8.2 or (y) treat such funding as a protective advance to protect their interests, in which event, such funding shall bear interest at a rate equal to the rate applicable to the Notes on an Event of Default and the failure of Owner to advance such funding shall constitute a continuing Event of Default unless and until such advance is repaid with interest. For the avoidance of doubt, pending such payment in full with interest, the Purchasers shall have a right of acceleration on account of such continuing Event of Default and following such acceleration, the Notes and the Revenue Stream shall be fully due and payable as specified in Article VII.

6.15.      Specified Licenses. The Company shall provide the Purchasers with copies of any notices delivered under or with respect to any Specified License, shall provide the Purchasers with prompt written notice of any default under any Specified License, shall not waive or amend any term of any Specified License or agree to any increase in the amount or acceleration of the payment of any Monetization Expenses in each case without the prior written consent of the Majority Purchasers, and shall timely pay all Monetization Expenses when and as due with respect to such Specified License.

6.16.      Consulting Agreement. On or before December 24_, 2015, the Company shall enter into an arrangement with *** (“***”) in form and substance acceptable to the Collateral Agent that provides for *** to work with the Company to analyze the Patents in light of potentially infringing products as part of the *** Consulting Agreement, and shall thereafter comply with the terms of such arrangement and shall use its best efforts to implement and execute on a monetization plan consistent *** and Inventergy’s analysis.

6.17.      Marketing Patent Portfolio. Commencing on December 1, 2015, the Company shall diligently pursue and attempt to complete a sale of some or all of the Patents, it being acknowledged and agreed that the consent of the Purchasers will be required to effect any such transaction (other than a transaction that results in the payment in full of the Note Obligations and the satisfaction of the maximum amount that the Purchasers could be entitled to under the Revenue Stream at that time). As part of this sale process, on or before December 24, 2015, the Company shall enter into an arrangement with *** in form and substance satisfactory to the Collateral Agent pursuant to which *** will pursue a sale of some or all the Patents (the “***”), and shall thereafter fully comply with the *** Broker Agreement. The Company shall, and shall direct *** to, keep the Collateral Agent fully informed as to the Company and *** progress in marketing the Patents being offered for sale.

ARTICLE VII

EVENTS OF DEFAULT

7.1.        Events of Default. Each of the following events is referred to as an “Event of Default”:

7.1.1.        Payment. The Company shall fail to make any payment due hereunder when such payment is due and payable.

7.1.2.        Other Covenants. The Company shall (x) fail to perform or observe any of the covenants or agreements contained in Section 6.2, Section 6.6, Section 6.10, 6.14(b), 6.15, 6.16 or 6.17 or (y) fail to perform or observe any of the covenants or agreements in Article VI or elsewhere in this Agreement or in any other Document (other than those covenants or agreements specified in clause (x) above) and, solely to the extent that such failure occurs and is cured prior to September 30, 2016, such failure continues for thirty days after the earlier of (i) written notice to the Company by the Collateral Agent or any Purchaser of such failure or (ii) knowledge of the Company of such failure; provided, for the avoidance of doubt, that no cure period applies to any covenants or agreements specified in clause (x) above or to any failure of compliance on or after September 30, 2016, and provided further that no such cure period shall apply to breaches of any of Sections 6.7 through Section 6.8, 6.9.2 or to Section 6.11 that either are intentional by the Company or where, in the reasonable judgment of the Majority Purchasers, a material delay in the exercise of remedies or the taking of curative action is reasonably likely to result in material harm to the value of the Patents or the success of the monetization efforts.

7.1.3.        Representations and Warranties.

7.1.3.1.          Any representation or warranty of or with respect to the Company made in this Agreement (other than under Section 4.5) or pursuant to or in connection with any Document, or in any financial statement, report, notice, mortgage, assignment or certificate delivered by the Company so representing to the other parties hereto in connection herewith or therewith, shall be false in any material respect on the date as of which it was made.

7.1.4.        Cross Default. Prior to the Maturity Date, any event of default, after giving effect to any applicable grace or cure period, with respect to any Indebtedness in excess of $500,000 of the Company that is on account of a default in any payment under such Indebtedness shall occur and be continuing if such event of default continues for thirty days after the earlier of (i) written notice to the Company by the Collateral Agent or any Purchaser of such failure or (ii) knowledge of the Company of such event of default.

7.1.5.        Liquidation; etc. The Company shall initiate any action to dissolve, liquidate or otherwise terminate its existence.

7.1.6.        Change of Control. A Change of Control shall have occurred.

7.1.7.        Judgments. A final judgment (a) which, with other outstanding final judgments against the Company, exceeds an aggregate of $500,000 shall be rendered against the Company or (b) which grants injunctive relief that results, or creates a material risk of resulting, in a Material Adverse Effect and in either case if (i) within 30 days after entry thereof (or such longer period permitted under the terms of such judgment), such judgment shall not have been discharged or execution thereof stayed pending appeal or (ii) within 30 days after the expiration of any such stay, such judgment shall not have been discharged.

7.1.8.        Bankruptcy, etc. The Company shall:

7.1.8.1.          commence a voluntary case under the Bankruptcy Code or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

7.1.8.2.          (i) have filed against it a petition commencing an involuntary case under the Bankruptcy Code that shall not have been dismissed within 60 days after the date on which such petition is filed or (ii) file an answer or other pleading within such 60-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided or (iii) have entered against it an order for relief in any involuntary case commenced under the Bankruptcy Code;

7.1.8.3.          seek relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

7.1.8.4.          have entered against it an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation or reorganization as a debtor or any modification or alteration of the rights of its creditors or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property; or

7.1.8.5.          make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint, or consent to the appointment of, or suffer to exist a receiver or other custodian for, all or a substantial portion of its property.

7.1.9.        Collateral. Any material provision of any Document shall for any reason cease to be valid and binding on or enforceable against the Company or the Company shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of the Collateral Agent or the Note Purchasers to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens and such failure shall continue for thirty days after the earlier of (i) written notice to the Company by the Collateral Agent or any Purchaser of such failure or (ii) knowledge of the Company of such failure.

7.1.10.      Title Issues; Specified Licenses. The occurrence of any of the following: (i) ***, or (ii) ***, or (iii) ***.

7.2.        Remedies Following an Event of Default. If one or more Events of Default shall occur (and, if prior to September 30, 2016, are continuing); and

7.2.1.        Specific Performance; Exercise of Rights. The Majority Purchasers (or the Collateral Agent, acting at the direction of the Majority Purchasers) may proceed to protect and enforce such party’s rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in any Document, or in aid of the exercise of any power granted in any Document, including directing the Company to take any action requested by the Majority Purchasers (or the Collateral Agent, acting at the direction of the Majority Purchasers) in any Monetization Activity regarding the Patents, including, without limitation, taking any action reasonably requested by the Collateral Agent in furtherance of any sale or license, exclusive or otherwise, of all or a portion of the Patents. Following and during the continuance of any Event of Default, the Company shall not (w) make any Disposition of any Patents or of any equity interests in Owner, (x) shall not commence any new litigation or take any other material action in furtherance of any Monetization Activities, (y) engage any broker or other professional in connection with any sale or other Disposition of any Patent or rights therein, or enter into any arrangements that provide any party with a right to payment based on the Company’s receipt of Monetization Revenues (including any contingency fee arrangements) or (z) grant any Lien or other rights with respect to any Patents, including, without limitation, non exclusive licensing arrangements, exclusive licensing arrangements or sales of Patents or interests therein, in each case, without the prior written consent of the Majority Purchasers, which consent may be granted or withheld in their sole discretion;

7.2.2.        Acceleration. The Majority Note Purchasers may, by notice in writing to the Company, declare the remaining unpaid amount of the then-outstanding Notes, together with accrued and unpaid interest thereon, to be immediately due and payable; provided that if a Bankruptcy Event of Default pursuant to Section 7.1.8 shall have occurred, such amounts shall automatically become immediately due and payable; and provided, that in such event, the Company shall immediately and unconditionally be obligated to pay, as liquidated damages with respect to the Revenue Stream, the maximum amount of the Revenue Stream in full, in cash, i.e., $11,284,538 less any amounts previously applied to the Revenue Stream;.

7.2.3.        Standstill. Following the occurrence of an Event of Default, unless specifically consented to in writing by the Collateral Agent or the Majority Purchasers, the Company shall not enter into any new pledges, assignments, licenses, springing licenses, options, non-assertion agreements, earn-outs, monetization agreements, profit and revenue sharing arrangements, derivative interests, fee and recovery splitting agreements, registered user agreements, shop rights and covenants by the Company not to sue third persons with respect to any of the Patents; and

7.2.4.        Cumulative Remedies. To the extent not prohibited by applicable law which cannot be waived, each party’s rights hereunder and under the other Documents shall be cumulative;

provided that, effective upon the Majority Purchasers (or the Collateral Agent, acting at the direction of the Majority Purchasers) enforcing any such rights or remedies under this Agreement or any other Document, or under applicable law, the Purchasers and the Collateral Agent shall (1) grant, and do hereby grant, to the Company a perpetual non-exclusive, royalty-free, world-wide license (to permit the Company’s continuing sublicense to third parties to the extent required under the Existing Encumbrances and under any other licenses entered into in compliance with this Agreement prior to such exercise of remedies, including in compliance with Section 7.2.3) to the Patents, which license shall be non-revocable by any third party transferee or any other person or entity that acquires rights in the Patents (by foreclosure or otherwise) at any time following such exercise of rights or remedies, and (2) require as a condition to the effectiveness of any such transfer or assignment (by foreclosure or otherwise) of the Patents or rights in the Patents, that the applicable transferee or assignee acknowledge and agree to the non-revocable grant to the Company of the perpetual license of the type described in the immediately preceding clause (1), which acknowledgement and agreement by such transferee or assignee shall be made in a writing, signed by a duly authorized officer of such transferee or assignee, made to and for the express benefit of the Company, and the original of which shall be delivered by the Purchasers or the Collateral Agent to the Company promptly following any such transfer or assignment.

7.3.        Annulment of Defaults. Once an Event of Default has occurred, such Event of Default shall be deemed to exist and be continuing for all purposes of this Agreement unless and until the Majority Purchasers shall have waived such Event of Default in writing or entered into an amendment to this Agreement which by its express terms cures such Event of Default. For the avoidance of doubt, once an Event of Default has occurred, all of the rights and remedies of the Collateral Agent and the Purchasers arising on account of, and with respect to, such Event of Default shall be fully available and exercisable until the payment in full of all Obligations, regardless of any action by the Company to remedy the circumstances that gave rise to such Event of Default, and regardless of any subsequent action by the Company. No such action by the parties hereto shall prevent the occurrence of, or effect a waiver with respect to, any subsequent Event of Default or impair any rights of the parties hereto upon the occurrence thereof.

7.4.        Waivers. To the extent that such waiver is not prohibited by the provisions of applicable law that cannot be waived, the Company waives:

7.4.1.        all presentments, demands for performance, notices of nonperformance (except to the extent required by this Agreement), protests, notices of protest and notices of dishonor;

7.4.2.        any requirement of diligence or promptness on the part of the Purchasers in the enforcement of its rights under this Agreement;

7.4.3.        any and all notices of every kind and description which may be required to be given by any statute or rule of law; and

7.4.4.        any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Agreement or with respect to the Obligations.

ARTICLE VIII

COLLATERAL AGENT

8.1.        Appointment of Collateral Agent. Each of the Purchasers hereby appoints DBD Credit Funding LLC as Collateral Agent to act for them as collateral agent, to hold any pledged collateral and any other collateral perfected by perfection or control for the benefit of the Purchasers; provided that the rights of the Note Purchasers to direct the Collateral Agent and to receive proceeds of Collateral shall be prior to, and controlling of, any rights of the Revenue Participants. Without limiting the foregoing, the Collateral Agent shall take direction from the Majority Purchasers and shall distribute any proceeds of Collateral (net of its own expenses) to the Note Purchasers to apply to the payment of the Notes prior to distributing any proceeds to the Revenue Participants.

8.2.        Collateral. The Collateral Agent shall act at the instruction of the Majority Purchasers with respect to providing any vote, consent or taking other action with respect to the Collateral.

8.3.        Collateral Agent’s Resignation. The Collateral Agent may resign at any time by giving at least 30 days’ prior written notice of its intention to do so to each of the other parties hereto and upon the appointment by the Majority Purchasers of a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Collateral Agent’s giving of such notice of resignation, then the retiring Collateral Agent may appoint a successor Collateral Agent, with the consent of the Majority Purchasers, and if no such appointment is made within such period, subject to any exercise of rights by the Majority Purchasers pursuant to Section 8.4.8, the Majority Purchasers shall be the Collateral Agent until another successor Collateral Agent is appointed by the Majority Purchasers. Upon the appointment of a new Collateral Agent hereunder, the term “Collateral Agent” shall for all purposes of this Agreement thereafter mean such successor. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, or the removal hereunder of any successor Collateral Agent, the provisions of this Agreement shall continue to inure to the benefit of such retiring or removed Collateral Agent as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

8.4.        Concerning the Collateral Agent.

8.4.1.        Standard of Conduct, etc. The Collateral Agent and its officers, directors, employees and agents shall be under no liability to any of the Purchasers or to any future holder of any interest in the Obligations for any action or failure to act taken or suffered in the absence of gross negligence and willful misconduct, and any action or failure to act in accordance with an opinion of its counsel shall conclusively be deemed to be in the absence of gross negligence and willful misconduct.

8.4.2.        No Implied Duties, etc. The Collateral Agent shall have and may exercise such powers as are specifically delegated to the Collateral Agent under this Agreement together with all other powers incidental thereto. The Collateral Agent shall have no implied duties to any Person or any obligation to take any action under this Agreement except for action specifically provided for in this Agreement to be taken by the Collateral Agent.

8.4.3.        Validity, etc. The Collateral Agent shall not be responsible to any other party or any future holder of any interest in the Obligations (a) for the legality, validity, enforceability or effectiveness of any Document, (b) for any recitals, reports, representations, warranties or statements contained in or made in connection with any Document, (c) for the existence or value of any assets included in any security for the Obligations, (d) for the effectiveness of any Lien purported to be included in the security for the Obligations, or (e) for the perfection of the security interests for the Obligations.

8.4.4.        Compliance. The Collateral Agent shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Document.

8.4.5.        Employment of Agents and Counsel. The Collateral Agent may execute any of its duties as Collateral Agent under this Agreement or the other Documents by or through employees, agents and attorneys-in-fact and shall not be responsible to any of the parties hereto for the default or misconduct of any such employees, agents or attorneys-in-fact selected by the Collateral Agent acting in the absence of gross negligence and willful misconduct. The Collateral Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder.

8.4.6.        Reliance on Documents and Counsel. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, telecopy, or writing reasonably believed in good faith by the Collateral Agent to be genuine and correct and to have been signed, sent or made by the Person in question, including any telephonic or oral statement made by such Person, and, with respect to legal matters, upon an opinion or the advice of counsel selected by the Collateral Agent.

8.4.7.        Collateral Agent’s Reimbursement. The Purchasers agree to indemnify the Collateral Agent for any losses arising from its appointment as the Collateral Agent or from the performance of its duties hereunder and to reimburse the Collateral Agent for any reasonable expenses; provided, however, that the Collateral Agent shall not be indemnified or reimbursed for liabilities or expenses to the extent resulting from its own gross negligence or willful misconduct.

8.4.8.        Assumption of Collateral Agent’s Rights. Notwithstanding anything herein to the contrary, if at any time no Person constitutes the Collateral Agent hereunder or the Collateral Agent fails to act upon written directions from the parties hereto, the Majority Purchasers shall be entitled to exercise any power, right or privilege granted to the Collateral Agent and in so acting the Majority Purchasers shall have the same rights, privileges, indemnities and protections provided to the Collateral Agent hereunder.

ARTICLE IX

GENERAL PROVISIONS

9.1.        Expenses. The Company agrees to promptly pay in full (i) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of Ropes & Gray, LLP and Perkins Coie LLP, the Purchasers’ external counsel and of any local counsel in any relevant jurisdiction; provided that the Company shall be entitled to an invoice that sets forth the professionals performing services and the number of hours expended) incurred, by the Collateral Agent or the Purchasers in connection with the preparation, negotiation, execution and delivery of the proposal letter, this Agreement and the Documents, and any amendments to any Document, including the Purchasers’ due diligence and credit approval process in connection with the financing and the consummation of the transactions contemplated by this Agreement, including matters to be effected post closing in accordance with Section 6.11 and 6.12 and including the fees and expenses related to the issuance of any Notes, (ii) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Purchasers or the Collateral Agent pursuant to Section 6.9.2 or otherwise expressly payable by the Company under this Agreement, (iii) following an Event of Default, all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Collateral Agent or the Purchasers in enforcing any obligations hereunder or under any other Document on account of such Default or in collecting any payments due hereunder, including broker’s fees and other third party professional fees and expenses and (iv) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of external counsel and any local counsel in any relevant jurisdiction) incurred by the Collateral Agent or the Purchasers in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a workout, or any insolvency or bankruptcy proceedings or in connection with any amendment, forbearance, waiver or consent provided under this Agreement or any other Document. Any such costs and expenses invoiced on or prior to the Closing Date shall be paid on such Closing Date. Any other costs and expenses shall be paid within thirty (30) days of the submission of an invoice to the Company therefor, provided that the Collateral Agent’s application of the proceeds of the Monetization Revenues towards such expenses pursuant to Section 6.11 shall be deemed to be timely payment thereof if the Collateral Agent receives sufficient Monetization Revenues within such 30 day period that are not otherwise required to be applied to amounts due hereunder. Any amounts not timely paid shall bear interest, payable in cash, at a rate of 10% per annum compounding quarterly. The provisions of this Section 9.1 shall survive the repayment in full of the Notes and the termination of this Agreement. The Purchasers acknowledge receipt from the Company prior to the Closing Date of the sum of $45,000 against the expenses referred to in Section 9.1 and of the payment of expenses that were due on the Closing Date in connection with the initial issuance of Notes.

9.2.        Indemnity. In addition to the payment of expenses pursuant to Section 9.1, whether or not the transactions contemplated hereby shall be consummated, the Company (as “Indemnitor”) agrees to indemnify, pay and hold the Collateral Agent and the Purchasers, and the officers, directors, partners, managers, members, employees, agents, and Affiliates of the Collateral Agent and the Purchasers (collectively, the “Indemnitees”) harmless from and against any and all other liabilities, costs, expenses, obligations, losses (other than lost profit), damages, penalties, actions, judgments, suits, claims and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of one counsel for such Indemnitees) in connection with any investigative, administrative or judicial proceeding commenced or threatened (excluding claims among Indemnitees) by any person who is not a Purchaser or an Affiliate thereof or the Collateral Agent or an Affiliate thereof, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement and the Notes (the “Indemnified Liabilities”); provided that the Indemnitor shall not have any obligation to an Indemnitee hereunder with respect to an Indemnified Liability to the extent that such Indemnified Liability arises from the gross negligence or willful misconduct of that Indemnitee or any of its officers, directors, partners, managers, members, employees, agents and/or Affiliates. Each Indemnitee shall give the Indemnitor prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnitee has knowledge; provided that any failure to give such timely notice shall not affect the obligations of the Indemnitor except if and to the extent that any such failure to provide notice is both grossly negligent and results in material prejudice to the defense of such Indemnified Liability. The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which it is responsible for indemnification hereunder (provided that the Indemnitor will not settle any such claim without (i) the appropriate Indemnitee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed or (ii) obtaining an unconditional release of the appropriate Indemnitee from all claims arising out of or in any way relating to the circumstances involving such claim and without any admission as to culpability or fault of such Indemnitee) so long as in any such event, the Indemnitor shall have stated in a writing delivered to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor is responsible to the Indemnitee with respect to such claim to the extent and subject to the limitations set forth herein; provided that the Indemnitor shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnitee, there are one or more material defenses available to the Indemnitee which are not available to the Indemnitor, in which case, the Indemnitor shall also pay the reasonable fees and expenses of one separate counsel (plus a local counsel if applicable) for all Indemnitees; provided further, that with respect to any claim as to which the Indemnitee is controlling the defense, the Indemnitor will not be liable to any Indemnitee for any settlement of any claim pursuant to this Section 9.2 that is effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 9.2 may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. Notwithstanding anything to the contrary in this Agreement, no party shall be liable to the other party or any third party for any indirect, incidental, exemplary, special, punitive or consequential damages (including with respect to lost revenue, lost profits or savings or business interruption) of any kind or nature whatsoever suffered by the other party or any third party howsoever caused and regardless of the form or cause of action, even if such damages are foreseeable or such party has been advised of the possibility of such damages. The provisions of this Section 9.2 shall survive the repayment in full of the Notes and the termination of this Agreement.

9.3.        Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered via facsimile, email (in each case of a notice or demand, followed promptly by delivery from a nationally recognized overnight courier) or a nationally recognized overnight courier. Such notices, demands and other communications will be delivered or sent to the address indicated on Schedule 9.3 or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any such communication shall be deemed to have been received when actually delivered or refused.

9.4.        Amendments, Consents, Waivers, etc.

9.4.1.          Amendments. No amendment, modification, termination or waiver of any provision of this Agreement shall in any event be effective without the written consent of each of the Company, the Collateral Agent and the Majority Purchasers (and, for the avoidance of doubt, consent of the Company, the Collateral Agent and the Majority Purchasers shall be sufficient for any amendment not expressly listed below); provided that the consent of each affected Purchaser shall be required for any amendment that (i) waives or reduces any amounts owed to it under this Agreement or extends the date for any scheduled payment of principal, interest or fees hereunder, (ii) releases the Company from its obligations to pay principal, interest, fees and the Revenue Stream hereunder or (iii) releases all or substantially all of the Collateral, except in connection with any Disposition of Patents to the extent permitted under Section 6.9.1. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.4.1 shall be binding upon the holders of the Obligations at the time outstanding and each future holder thereof.

9.4.2.          Course of Dealing; No Implied Waivers. No course of dealing between the Purchasers and the Company shall operate as a waiver of any Purchaser’s rights under this Agreement or with respect to the Obligations. In particular, no delay or omission on the part of any Purchaser in exercising any right under this Agreement or with respect to the Obligations shall operate as a waiver of such right or any other right hereunder or thereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

9.5.        No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement with counsel sophisticated in financing transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.6.        Certain Acknowledgments. Each of the Company and each of the Purchasers acknowledges that:

9.6.1.          it has been advised by counsel in the negotiation, execution and delivery of this Agreement; and

9.6.2.          no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Company and the Purchasers.

9.7.        Venue; Service of Process; Certain Waivers. The Company and each Purchaser:

9.7.1.          irrevocably submit to the exclusive jurisdiction of any New York state court or federal court sitting in New York, New York, and any court having jurisdiction over appeals of matters heard in such courts, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or thereof;

9.7.2.          waive to the extent not prohibited by applicable law that cannot be waived, and agree not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that they are not subject personally to the jurisdiction of such court, that their property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such court;

9.7.3.          consent to service of process in any such proceeding in any manner at the time permitted under the applicable laws of the State of New York and agree that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 9.3 is reasonably calculated to give actual notice; and

9.7.4.          waive to the extent not prohibited by applicable law that cannot be waived any right to claim or recover in any such proceeding any special, exemplary, punitive or consequential damages.

9.8.        WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF COMPANY AND EACH PURCHASER WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONDUCT OF THE PARTIES HERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company acknowledges that it has been informed by the Purchasers that the foregoing sentence constitutes a material inducement upon which the Purchasers have relied and will rely in entering into this Agreement. Any of the Company or Purchasers may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Company and Purchasers to the waiver of their rights to trial by jury.

9.9.        Interpretation; Governing Law; etc. All covenants, agreements, representations and warranties made in this Agreement or in certificates delivered pursuant hereto or thereto shall be deemed to have been relied on by each Purchaser, notwithstanding any investigation made by such Purchaser, and shall survive the execution and delivery to the Purchasers hereof and thereof. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforced to the maximum extent of its validity or enforceability. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement and the Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings and agreements, whether written or oral. This Agreement may be executed in any number of counterparts which together shall constitute one instrument. This Agreement, and any issue, claim or proceeding arising out of or relating to this Agreement or the Documents or the conduct of the parties hereto, whether now existing or hereafter arising and whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of New York.

9.10.      Successors and Assigns

9.10.1.          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by Sections 9.10.2 and 9.10.3.

9.10.2.          The Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Majority Purchasers other than by operation of law. Subject to Section 9.10.4 below, and compliance with any applicable securities laws (as reasonably determined by such Purchaser), any Note Purchaser may sell, assign, participate or transfer all or any portion of its Notes and related rights under this Agreement to an Eligible Assignee (as defined below) with the written consent of the Company (not to be unreasonably withheld, delayed or conditioned); provided that (x) the consent of the Company shall not be required (a) in the case of any sale, assignment, participation or transfer to any Person that is not a direct competitor of the Company (as reasonably determined by the Majority Purchasers with notice to the Company), (b) in the case of any sale, assignment, participation or transfer to any Affiliate of a Purchaser that is an Eligible Assignee and (c) if an Event of Default has occurred and is continuing; (y) such Note Purchaser and the assignee of such Note Purchaser shall have delivered an executed Assignment and Acceptance Agreement substantially in the form attached hereto as Exhibit D-1 to the Company and each other Purchaser; and (z) other than during an Event of Default, no Note Purchaser may sell, assign, participate or transfer all or any part of their rights under this Agreement without the prior written consent of the Company if, as a result of such sale, assignment, participation or transfer, the resulting Note Purchasers constituting the Majority Note Purchasers would at any time be greater in number than one Note Purchaser except that all Affiliates of the original Note Purchaser shall be treated as if they were one entity for purposes of this clause (z) and there is a single point of contact representing the original Note Purchaser and all such Affiliates for purposes of this Agreement. In the case of any sale, assignment, transfer or negotiation of all or part of the rights of a Note Purchaser under this Agreement that is authorized under this Section 9.10.2, the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Note Purchaser hereunder (and shall be considered to be a substitute for the prior Note Purchaser for all purposes and definitions hereunder). The Note Purchasers agree to provide to the Company prompt written notice of any sales, assignments or transfers permitted hereunder, including the name and address of the transferee(s). “Eligible Assignee” means any commercial bank, insurance company, finance company, financial institution, fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act (subject to such consents, if any, as may be required above under this Section 9.10.2)).

9.10.3.          The Company shall maintain at its principal office, or the principal office of its counsel, a register (the “Register”) in which the Company shall keep a record of the Notes made by each Purchaser, payments to each Purchaser and any transfer of the rights of an Purchaser; provided that the Company shall have no obligation to update the register to reflect any sales, assignments or transfers made by the Purchasers in the event that the Purchasers fail to give the Company written notice as required under Section 9.10.2. The requirement that the ownership and transfer of the rights of the Purchasers under this Agreement shall be reflected in the Register is intended to ensure that the Notes qualify as an obligation issued in “registered form” as that term is used in Sections 163(f), 871(h), and 881(c) of the Code and shall be interpreted accordingly and, notwithstanding anything to the contrary in this Agreement.

9.10.4.          Any Revenue Participant may sell, assign, participate or transfer all or any part of their rights to the Revenue Stream to an Eligible Assignee with the written consent of the Company (not to be unreasonably withheld, delayed or conditioned); provided that (x) the consent of the Company shall not be required (a) in the case of any sale, assignment, participation or transfer to any person that is not a direct competitor of the Company (as reasonably determined by the Majority Revenue Participant with notice to the Company), (b) in the case of any sale, assignment, participation or transfer to any Affiliate of a Revenue Participant that is an Eligible Assignee and (c) if an Event of Default has occurred and is continuing; (y) such Revenue Participant and the assignee of such Revenue Participant shall have delivered an executed Assignment and Acceptance Agreement substantially in the form attached hereto as Exhibit D-2 to the Company and each other Purchaser; and (z) other than during an Event of Default, no Revenue Participant may sell, assign, participate or transfer all or any part of their rights in the Revenue Stream without the prior written consent of the Company if, as a result of such sale, assignment, participation or transfer, the resulting Revenue Participants constituting the Majority Revenue Participants would at any time be greater in number than one Revenue Participant except that all Affiliates of the original Revenue Participant shall be treated as if they were one entity for purposes of this clause (z) and there is a single point of contact representing the original Revenue Participant and all such Affiliates for purposes of this Agreement. In the case of any sale, assignment, transfer or negotiation of all or part of the rights of a Revenue Participant to the Revenue Stream that is authorized under this Section 9.10.4, the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Revenue Participant hereunder (and shall be considered to substitute for the prior Revenue Participant for all purposes and definitions of this Agreement). The Revenue Participants agree to provide to the Company prompt written notice of any sales, assignments or transfers permitted hereunder, including the name and address of the transferee(s).

9.11.      Tax Treatment.

9.11.1.      The Company and each Revenue Participant intend that, solely for federal, state and local income tax purposes and for no other purpose, the relationship between the Revenue Participants and the Company that is created by this Agreement with respect to the Revenue Stream shall be treated as creating a partnership with respect to the Revenue Stream (the “Tax Partnership”), with the Revenue Participants and the Company being treated as partners of such partnership; it being understood for avoidance of doubt that the relationship between the Company and the Note Purchasers by this Agreement with respect to the Notes shall be a debtor-creditor relationship for all purposes, including for all federal, state and local income tax purposes.

9.11.2.      The Company and each Revenue Participant hereby agree that for purposes of determining the Company’s and each Revenue Participant’s distributive share of income, gain, loss and deduction of the Tax Partnership:

9.11.2.1.          The Tax Partnership shall maintain capital accounts for each of the Company and the Revenue Participants consistent with the rules of Treasury Regulations Section 1.704-1(b); it being understood that under no circumstances shall any such rule override the economic relationship between the parties as to their respective shares of the Monetization Revenues set forth in this Agreement;

9.11.2.2.          The Revenue Participants will be deemed to have purchased from the Company certain rights to exploit the Patents for $500,000 and to have contributed such rights to the Tax Partnership. The Company shall be deemed to have contributed to the Tax Partnership certain rights to exploit the Patents having a value of $889,000. The rights to exploit the Patents deemed contributed by the Revenue Participants and the Company to the Tax Partnership and described in this Section 9.11.2.2 are collectively referred to herein as the “Patent Rights”;

9.11.2.3.          The Tax Partnership shall allocate items of income, gain, loss and deduction to the Company and the Revenue Participants in a manner that causes the capital accounts of the parties to be equal to the amounts payable pursuant to this agreement if the Tax Partnership sold the Patent Rights and any other non-cash assets for an amount equal to the book value of the Patent Rights and any other non-cash assets (as determined pursuant to Treasury Regulations Section 1.704-1(b)) and distributed the proceeds and any other cash pursuant to this Agreement;

9.11.3.      The Company and each Revenue Participant shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with any treatment described in this Section 9.11.  The Company shall be the tax matters partner of the Tax Partnership.

9.11.4.      The Company and each of the Revenue Participants will cooperate to provide each other with any information reasonably requested by any of them in connection with the preparation or filing of any return, declaration, report, election, information return or other statement or form filed or required to be filed with any governmental authority relating to Taxes (a “Tax Return”) for any of them or for or relating to the partnership described in the first sentence of this Section 9.11. The Company shall be responsible for preparing and filing any Tax Return for or relating to such partnership, and the out-of-pocket costs incurred in connection with the preparation and filing of any Tax Return for or relating to the Tax Partnership shall be treated as an expense of the Tax Partnership.

9.11.5.      For the avoidance of doubt, no fiduciary relationship is intended to be created by this Agreement between the Company and any Revenue Participant.

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APPENDIX I

DEFINITIONS

“Affiliate” means with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, and shall include (a) any employee, officer, director or general partner of such specified Person (including entities directly controlled by such persons), (b) any other Person of which such specified Person or any Affiliate (as defined in clause (a) above) of such specified Person shall, directly or indirectly, beneficially own either (i) at least 10% of the outstanding equity securities having the general power to vote or (ii) at least 10% of all equity interests, (c) any other Person directly or indirectly controlling such specified Person through a management agreement, voting agreement or other contract and (d) with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor; provided that neither the Collateral Agent or any Purchaser (or any Affiliate thereof) shall be deemed an Affiliate of the Company on account of the amounts owed to it under the Agreement or the relationship created thereby.

“Applicable Percentage” means:

(a)          until such time as the Revenue Participants have received 9x of the Revenue Stream Basis with respect to the Revenue Stream, 46%;

(b)          thereafter, until such time as the Revenue Participants have received 13.5x of the Revenue Stream Basis with respect to the Revenue Stream, 31%; and

(c)          thereafter, 6%, unless or until the Revenue Stream has been fully satisfied.

Upon any acceleration of the Notes and Revenue Stream, the Applicable Percentage shall be 100% after the Notes have been repaid and until the Revenue Stream has been fully satisfied; provided that at all times the Applicable Percentage of Monetization Net Revenues with respect to the Specified Licenses shall be 100%, subject to prior payment of the Note Obligations.

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“Authorized Officer” means, with respect to any Person, the chief executive officer, chief restructuring officer, chief financial officer, president, treasurer, comptroller or executive vice president of such Person.

“Bankruptcy Code” means Title 11 of the United States Code.

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“Bankruptcy Default” means an Event of Default referred to in Section 7.1.8.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Capitalized Lease” means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

“Capitalized Lease Obligations” means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

“Cash Equivalents” means cash on deposit at a bank; certificates of deposit, money market mutual funds or U.S. Treasury bills with a remaining maturity of 90 days or less.

“Certificate of Designation” means that certain Certificate of Designation of the Series A Preferred Stock of Inventergy, Inc., dated as of the date hereof.

“Change of Control” means, unless waived by the Majority Purchasers, (x) any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person and its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Securities Exchange Act of 1934), directly or indirectly, of equity interests representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Parent (whether by merger, consolidation, sale or other transfer) or (y) Parent ceases to own, directly or through another wholly-owned subsidiary that has executed a joinder hereof, all of the equity interests in Owner, other than interests held by the Collateral Agent or Majority Purchasers.

“Closing Date” means October 1, 2014.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Patent Security Agreement, the deposit account control agreement referred to in Section 6.11, any financing statement (or amendment thereto) naming the Company as debtor and the Collateral Agent as secured party, and all other instruments, documents, agreements and certificates delivered by the Company to the Purchasers or the Collateral Agent pursuant to these agreements.

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“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Capital Stock or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Default” means any Event of Default and any event or condition which with the passage of time or giving of notice, or both, would become an Event of Default.

“Disposition” means the sale, transfer, license, profit and revenue sharing arrangements, derivative interests, lease or other disposition (including any sale or issuance of equity interests in the Owner except to Parent or to an intermediate entity between Owner and Parent that has executed a joinder of the Documents, and also excluding any sale or issuance of equity interests in the Parent) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, whether in a single transaction or a series of related transactions. “Dispose” shall have the correlative meaning.

“Documents” means this Agreement, the First Amendment (as reflected in this Amended and Restated Revenue Sharing and Note Purchase Agreement as set forth herein), the Guaranty, Collateral Documents, the Subscription Agreement, the Warrants, the Notes, the Voting Agreement, the Proxy, the Certificate of Designation and all other instruments, documents, agreements and certificates delivered by the Company to the Purchasers or the Collateral Agent pursuant to this Agreement.

“Existing Encumbrances” means the Material Agreements and any licenses or other rights that have been granted or may be granted as set forth in the Nokia PPA, Panasonic PPA and Huawei PRAA.

“Existing Notes” means the existing indebtedness of the Company pursuant to those Amended and Restated Senior Secured Convertible Notes due October 15, 2018 and Senior Secured Convertible Notes due October 15, 2018, in the aggregate principal amount of $8,000,000.

“First Amendment” means the First Amendment to the Revenue Sharing and Note Purchase Agreement, dated as of February 25, 2015, effective as of February 25, 2015, among the Company, the Collateral Agent and the Purchasers.

“First Amendment Effective Date” means that date after February 25, 2015 when the initial New Notes, the Warrants and the associated increase in the Revenue Stream are issued.

“GAAP” means generally accepted accounting principles as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board.

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“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee” means, with respect to any specified Person:

(a)          any guarantee by such Person of the payment or performance of, or any contingent obligation by such Person in respect of, any Indebtedness or other obligation of any primary obligor;

(b)          any other arrangement whereby credit is extended to a primary obligor on the basis of any promise or undertaking of such Person, including any binding “comfort letter” or “keep well agreement” written by such Person, to a creditor or prospective creditor of such primary obligor, to (i) pay the Indebtedness of such primary obligor, (ii) purchase an obligation owed by such primary obligor, (iii) pay for the purchase or lease of assets or services regardless of the actual delivery thereof or (iv) maintain the capital, working capital, solvency or general financial condition of such primary obligor;

(c)          any liability of such Person, as a general partner of a partnership in respect of Indebtedness or other obligations of such partnership;

(d)          any liability of such Person as a joint venturer of a joint venture in respect of Indebtedness or other obligations of such joint venture;

(e)          any liability of such Person with respect to the tax liability of others as a member of a group (other than a group consisting solely of such Person and its Subsidiaries) that is consolidated for tax purposes; and

(f)          reimbursement obligations, whether contingent or matured, of such Person with respect to letters of credit, bankers acceptances, surety bonds and other financial guarantees;

in each case whether or not any of the foregoing are reflected on the balance sheet of such Person or in a footnote thereto; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the Ordinary Course of Business.

“Indebtedness” means all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified as indebtedness upon a balance sheet of the Company, but in any event including (without duplication):

(a)          indebtedness for borrowed money;

(b)          indebtedness evidenced by notes, debentures or similar instruments;

(c)          Capitalized Lease Obligations and Synthetic Lease Obligations;

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(d)          the deferred purchase price of assets, services or securities, including related noncompetition, consulting and stock repurchase obligations (other than ordinary trade accounts payable on customary terms in the Ordinary Course of Business), and any long-term contractual obligations for the payment of money, but not including contingent fees payable to counsel, consultants or other professional service providers;

(e)          mandatory redemption, repurchase or dividend rights on Capital Stock (or other equity), including provisions that require the exchange of such Capital Stock (or other equity) for Indebtedness from the issuer;

(f)          reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers acceptances, surety bonds and other financial guarantees (without duplication of other Indebtedness supported or guaranteed thereby);

(g)          unfunded pension liabilities;

(h)          liabilities secured by any Lien (other than Liens securing the Obligations) existing on property owned or acquired by the Company, whether or not the liability secured thereby shall have been assumed; and

(i)          all Guarantees in respect of Indebtedness of others and reimbursement obligations, whether contingent or matured, under letters of credit or other financial guarantees by third parties (or become contractually committed to do so).

“Initial Specified License” means the licensing arrangement reflected on the Specified License Certification delivered in connection with the First Amendment Effective Date and the issuance of the New Note, the Warrant and interests in the Revenue Stream on such date.

“Legal Requirement” means, with respect to any specified Person, any present (at the time of relevant determination) requirement imposed upon such Person and its Subsidiaries by any law, statute, rule, regulation, directive, order, decree or guideline (or any interpretation thereof by courts or of administrative bodies) of the United States of America or any state or political subdivision thereof, governmental or administrative agency, central bank or monetary authority of the United States of America, any jurisdiction where the such Person or any of its Subsidiaries owns property or conducts its business, or any political subdivision of any of the foregoing.

“LIBOR” means the greater of (x) 1.00% per annum or (y) the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate for Dollars) for a twelve (12) month period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Majority Note Purchaser from time to time in its reasonable discretion (the “Eurodollar Screen Rate”), such to be annually established as of each January 2.

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“Lien” means with respect to any specified Person:

(a)          any lien, encumbrance, mortgage, pledge, charge or security interest of any kind upon any property or assets of such Person, whether now owned or hereafter acquired, or upon the income or profits therefrom (excluding in any event a financing statement filed by a lessor under an operating lease not intended to be a secured financing), but shall not include: (i) liens for any tax, assessment or other governmental charge not yet due or that are being contested in good faith by appropriate proceeding, (ii) materialmen’s and mechanics’ liens or other like Liens, arising in the Ordinary Course of Business for amounts not yet due or that are being contested in good faith; and (iii) liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts or leases, incurred in the Ordinary Course of Business;

(b)          the acquisition of, or the agreement to acquire, any property or asset upon conditional sale or subject to any other title retention agreement, device or arrangement (including a Capitalized Lease and a Synthetic Lease);

(c)          the sale, assignment, pledge or transfer for security of any accounts, general intangibles or chattel paper of such Person, with or without recourse;

(d)          in the case of securities, any purchase option, call or similar purchase right of a third party;

(e)          the existence for a period of more than 120 consecutive days of any Indebtedness against such Person which if unpaid would by law or upon a Bankruptcy Default be given priority over general creditors.

“Majority Note Purchasers” means the Note Purchasers that hold more than 50% of the aggregate outstanding Notes.

“Majority Purchasers” means the Majority Revenue Participant and, if any of the Notes are outstanding, the Majority Note Purchaser.

“Majority Revenue Participants” means the Revenue Participants representing more than 50% of such participation right.

“Margin Stock” means “margin stock” within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means, with respect to the Company, since any specified date or from the circumstances existing immediately prior to the happening of any specified event, a material adverse effect on the business, assets, financial condition, income or prospects of the Company.

“Monetization Activities” means any activities necessary or desirable to generate revenue from the Patents anywhere in the world by means of license (non-exclusive or exclusive), assignment, enforcement, litigation, arbitration, negotiation, covenant not to sue or assert, or otherwise.

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“Monetization Expenses” means, with respect to a Monetization Activity, any (a) contingency fee payments owed by the Company, (b) expenses covered by any contingency law firms retained by the Company and that the Company is obligated to pay; (c) amounts owed by the Company to any prior owners or agents of any patents and patent applications of the Company included in the transaction giving rise to a Monetization Activity; (d) amounts owed to experts or consultants in lieu of cash fees; and any other out-of-pocket expenses paid or payable to third parties reasonably incurred by the Company; provided, however, that the aggregate sum of such expenses may not exceed 40% of the gross proceeds from the applicable Monetization Activity; and provided further that Monetization Expenses related to the Specified Licenses shall not exceed the amounts and percentages set forth on the applicable Specified Licenses Certification.  Notwithstanding the foregoing, the foregoing 40% cap will not apply when the Monetization Activity includes contingency fee payments owed by Company that are subject to the rates payable to Susman Godfrey L.L.P. during Phase 3 and Phase 4 as described in the October 8, 2013 engagement letter between Company and that firm (the “Engagement Letter”).  In that case, the cap will be increased to *** (or *** if the percentage is lowered to *** as provided for in the Engagement Letter) of the gross proceeds from the applicable Monetization Activity if the revenues are generated during Phase 3 (as defined in the Engagement Letter) or *** (or *** if the percentage is lowered to *** as provided for in the Engagement Letter) of the gross proceeds from the applicable Monetization Activity if the revenues are generated during Phase 4 (as defined in the Engagement Letter).

“Monetization Net Revenues” means the (x) Monetization Revenues minus (y) Monetization Expenses related to such Monetization Revenues; provided, that in the calculation of Monetization Net Revenues no Monetization Expenses shall be deducted from Monetization Revenues consisting of the final three scheduled installments from the Initial Specified License.

“Monetization Revenues” means the sum of amounts that the Company receives in cash, whether immediately, or on a deferred basis or upon liquidation of any in-kind payment the Company receives (i) from third parties in respect of the Patents; (ii) on account of any sale of products using the Patents; (iii) the development to order of any software or other products using the Patents, including royalty payments, license fees, settlement payments, judgments or other similar payments in respect of the Patents; and (iv) the purchase price or other amounts received in connection with the sale of hardware, software or other products or services with respect to the Patents, in each case as and when actually received by the Company (including any and all such amounts actually received by any attorneys, agents or other representatives of the Company, for the account of the Company). For clarity, revenues of the Parent’s eOn Communications Systems, Inc. Subsidiary shall not constitute Monetization Revenues provided such sales do not provide a license of the Patents for the use, manufacture or sale of products or services other than those of that Subsidiary. For the avoidance of doubt, the payments to the Company under the Specified Licenses shall constitute Monetization Revenues, except that the Company shall be entitled to retain and shall not be required to apply to the Note Obligations or the Revenue Stream, the initial installment under the Initial Specified License.

“New Notes” has the meaning set forth in the recitals to the Agreement.

“Nokia PPA” has the meaning provided under Section 4.5(c).

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“Note Obligations” means all amounts due with respect to the Notes or under the Agreement, including principal, interest, prepayment fees, early termination fees and amounts due under Sections 9.1 and 9.2, but excluding amounts due with respect to the Revenue Stream.

“Obligations” means any and all obligations of the Company under this Agreement or any other Document.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Document.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Notes” has the meaning set forth in the recitals to the Agreement.

“Panasonic PPA” has the meaning set forth in Section 4.5(d).

“Patent License Agreement” means the Patent License Agreement attached hereto as Exhibit E.

“Patent Security Agreement” means the Patent Security Agreement substantially in the form of Exhibit F hereto.

“Patents” means the letters Patent set forth on Schedule I(a), whether registered in the United States or any other jurisdiction, all registrations and recordings thereof, including all re-examination certificates and all utility models, including registrations, recordings and pending applications, and all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein. “Patent” shall also include any letters Patent or rights thereunder which the Company receives from a third party as payment or in partial payment in connection with any Monetization Activities by the Company of the Patents set forth on Schedule I(a).

“Payment Confirmation” has the meaning set forth in Section 6.14.

“Person” means any entity, whether of natural or legal constitution, including any present or future individual, corporation, partnership, joint venture, limited liability company, unlimited liability company, trust, estate, unincorporated organization, government or any agency or political subdivision thereof.

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“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Proxy” means that certain Proxy, dated as of the date hereof, by and between Inventergy, Inc., Inventergy Global, Inc. and CF DB EZ LLC.

“Revenue Stream” means a right to receive a portion of Monetization Revenues totaling (x) if paid in full prior to an acceleration of the Notes and/or Revenue Stream and on or before September 30, 2016, $8,500,000, (y) if paid in full prior to an acceleration of the Notes and/or Revenue Stream, and following September 30, 2016 and on or before December 31, 2016, $9,500,000, and (z) if paid in full following an acceleration of the Notes and/or Revenue Stream, or following December 31, 2016, up to $11,284,538; provided, that upon an acceleration, the Revenue Stream shall represent an absolute entitlement to receive $11,284,538 without regard to the existence of Monetization Revenues.

“Revenue Stream Basis” means the sum of (x) $550,000 plus (y) an amount equal to 5% of the original principal amount of any Notes issued on or after the First Amendment Effective Date.

“Secured Parties” means, collectively, the Collateral Agent and the Purchasers.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit G hereto.

“Specified License Certification” has the meaning set forth in Section 3.2.3.5.

“Specified License” means any licensing arrangement or installment sales arrangements entered into by the Company with respect to the Patents, in each case as set forth on a Specified License Certification and approved by the Majority Purchasers, including the Initial Specified License.

“Subscription Agreement” means the Subscription Agreement substantially in the form of Exhibit H.

“Synthetic Lease” means a lease that is treated as an operating lease under GAAP and as a loan or other financing for federal income tax purposes.

“Synthetic Lease Obligations” means the aggregate amount of future rental payments under all Synthetic Leases, discounted as if such Synthetic Leases were Capitalized Leases.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Voting Agreement” means that certain Voting Agreement, dated as of the date hereof, by and between Inventergy, Inc., Inventergy Global, Inc. and CF DB EZ LLC.

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Schedule A

Exceptions to Representations and Warranties

1. Section 7 (a)

- Inventergy Innovations, LLC is 99% owned by Inventergy Global, Inc.

- Inventergy LBS, LLC is 49% owned by Inventergy Innovations, LLC

- Inventergy IoT, LLC is 100% owned by Inventergy Innovations, LLC

- CF DB EZ LLC has ownership interests in Inventergy Holding, LLC

- Inventergy Holding, LLC has ownership interests in Inventergy, Inc.

2. Section 7 (g)

Voting agreement by Joe Beyers in favor of Series E Preferred Stock

3. Section 7 (n)

Liens in favor of Note Participants and Revenue Participants

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